UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to §240.14a-12

LADENBURG THALMANN FINANCIAL SERVICES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]	No fee required.

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LADENBURG THALMANN FINANCIAL SERVICES INC.

4400 Biscayne Boulevard, 12th Floor

Miami, Florida 33137

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Ladenburg Thalmann Financial Services Inc. will hold its annual meeting of shareholders at its offices located at 4400 Biscayne Boulevard, Miami, Florida, 33137 on June 13, 2019 at 10:00 a.m., Eastern Time, for the following purposes, as further described in the attached proxy statement:

1.	to elect ten directors to our board of directors;

2.	to conduct a non-binding advisory vote to approve the compensation of our named executive officers, which we refer to as the “say-on-pay vote”;

3.	to ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2019;

4.	to consider the shareholder proposal regarding majority voting in director elections, if properly presented at the annual meeting; and

5.	to transact such other business as may be properly presented at the meeting and at any postponements or adjournments thereof.

You may vote at the meeting if you were an owner of our common stock at the close of business on April 22, 2019.

Your vote is important. Whether or not you plan to attend the annual meeting, we encourage you to read the attached proxy statement and promptly vote your shares using the enclosed proxy card. Please sign and date the accompanying proxy card and mail it in the enclosed addressed, postage-prepaid envelope. You may also vote by phone or Internet by following the instructions included in the proxy card. You may revoke your proxy if you so desire at any time before it is voted.

By Order of the Board of Directors,

Richard J. Lampen
Chairman, President and CEO

Miami, Florida

April 30, 2019

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LADENBURG THALMANN FINANCIAL SERVICES INC.

PROXY STATEMENT

Our board of directors is soliciting proxies for our 2019 annual meeting of shareholders to be held on June 13, 2019. This proxy statement and the enclosed form of proxy contain important information for you to consider when deciding how to vote on the matters brought before the annual meeting.

We first sent this proxy statement to shareholders on or about April 30, 2019. Our board of directors set April 22, 2019 as the record date for the 2019 annual meeting. Shareholders of record who owned our common stock at the close of business on that date may attend and vote at the 2019 annual meeting. As of the record date, we had issued and outstanding 148,604,990 shares of common stock, which is our only outstanding class of voting securities. Each holder of our common stock is entitled to one vote for each share of common stock held on the record date.

Frequently Asked Questions

What matters am I voting on?

You will be voting on:

●	the election of ten directors to hold office until our next annual meeting of shareholders and until their successors are duly elected and qualified;

●	the approval, on a non-binding advisory basis, of the compensation of our named executive officers, which we refer to as the “say-on-pay vote”;

●	the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2019;

●	the consideration of a shareholder proposal regarding majority voting in director elections, if properly presented at the annual meeting; and

●	such other business that may properly come before the meeting.

Who may vote?

Holders of our common stock at the close of business on April 22, 2019, which we refer to as the record date, may attend and vote at the meeting. As of the close of business on the record date, 148,604,990 shares of our common stock were issued and outstanding. Each shareholder has one vote for each share of common stock owned as of the record date.

When and where is the meeting?

We will hold the meeting on June 13, 2019, at 10:00 a.m. Eastern Time at our offices located at 4400 Biscayne Boulevard, Miami, Florida 33137.

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If you need directions to the location of the meeting, please contact our Investor Relations Department by: (a) mail at Ladenburg Thalmann Financial Services Inc., Attention: Investor Relations, 4400 Biscayne Boulevard, 12th Floor, Miami, FL 33137, (b) telephone at (212) 409-2000 or (c) e-mail at CorporateRelations@ladenburg.com.

What is the effect of giving a proxy?

Proxies in the form enclosed are solicited by and on behalf of our board of directors, also referred to as our board. The persons named in the proxy have been designated as proxies by our board. If you sign and return the proxy in accordance with the procedures described in this proxy statement and the enclosed proxy, the persons designated as proxies by the board will vote your shares at the meeting as specified in your proxy.

If you duly execute the proxy card but do not specify how you want to vote, your shares will be voted:

●	FOR the election of the director nominees listed below under Proposal I;

●	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers as described under Proposal II;

●	FOR the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2019, as described under Proposal III; and

●	AGAINST the approval of the shareholder proposal regarding majority voting in director elections, as described under Proposal IV.

If you give your proxy, the proxies named on the proxy card also will vote your shares in their discretion on any other matters properly brought before the meeting.

Can I change my vote after I voted?

You may revoke your proxy at any time before it is exercised by:

●	delivering written notification of your revocation to our secretary at Ladenburg Thalmann Financial Services Inc., 277 Park Avenue, 26th Floor, New York, New York 10172, Attn: Corporate Secretary;

●	voting in person at the meeting; or

●	delivering another proxy by phone, mail or Internet bearing a later date.

Please note that your attendance at the meeting will not alone serve to revoke your proxy.

What is a quorum?

A quorum is the minimum number of shares required to be present, in person or by proxy, at the meeting for the meeting to be properly held under our bylaws and Florida law. The presence, in person or by proxy, of the holders of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum. If less than a majority of issued and outstanding shares entitled to vote is represented at the annual meeting, then a majority of the shares so represented may adjourn the annual meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken, unless a new record date is fixed for the meeting (in which case a notice of the adjourned meeting will be given to shareholders of record on such new record date, each of whom would be entitled to vote at the adjourned meeting).

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If I hold shares in the name of a broker, bank or other nominee, who votes my shares?

If your shares are held in “street name” (that is, if they are held in the name of a bank, broker or other nominee), then your bank, broker or other nominee will provide you with voting instructions. It will then be the nominee’s responsibility to vote your shares for you in the manner you direct.

Under applicable rules of national securities exchanges, brokers may generally vote on routine matters, such as the ratification of our independent auditor as set forth in Proposal III. Brokers may not vote on non-routine matters, such as the election of directors as set forth in Proposal I, the approval of a non-binding advisory resolution regarding the compensation of our named executive officers as set forth in Proposal II or the shareholder proposal regarding majority voting in director elections as set forth in Proposal IV, unless they have received voting instructions from the person for whom they are holding shares. Consequently, it is very important that you vote your shares regarding the election of directors, the non-binding advisory resolution regarding the compensation of our named executive officers and the shareholder proposal regarding majority voting in director elections. If you do not provide voting instructions to your broker, then your broker cannot vote on any non-routine matter, and the broker will return the proxy card to us indicating that he or she does not have the authority to vote on that matter. That is generally referred to as a “broker non-vote.”

We strongly encourage you to provide instructions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. This will ensure that your shares are voted at the meeting.

If your shares are held in “street name” and you wish to vote in person at the meeting, then you should contact the broker or other nominee who holds your shares to obtain a broker’s proxy card that you can bring with you to the meeting. If your shares are held in “street name,” you will not be able to vote at the meeting unless you have a proxy card from your broker.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum, but they are not counted as votes either in favor of or against any matter to be brought before the annual meeting.

How many votes are needed for approval of each matter?

With respect to the election of directors, assuming a quorum is present at the annual meeting, nominees for director are elected by a plurality of the votes cast at the meeting. “Plurality” means that the ten individuals who receive the greatest number of votes cast “FOR” are elected as directors. If a quorum is present at the annual meeting, each other proposal described in this proxy statement and (unless a greater vote is required by law) any other proposal that may properly be brought before the meeting will be approved if the number of votes cast in favor of such proposal exceeds the number of votes cast opposing such proposal.

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How may I vote?

You may vote your shares by submitting your proxy by mail or by attending the meeting and voting in person. If you vote by mail, date, sign and return the accompanying proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States). You may specify your choices by marking the appropriate boxes on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you at the meeting. As described above, if your shares are held in “street name” and you wish to vote in person at the meeting, then you should contact the broker or other nominee who holds your shares to obtain a broker’s proxy card that you can bring with you to the meeting. Also, you may vote by phone or Internet by following the instructions included in the proxy card.

Are there any rules regarding admission to the annual meeting?

Yes. You are entitled to attend the annual meeting only if you were, or you hold a valid legal proxy naming you to act for, one of our shareholders on the April 22, 2019 record date. Before we will admit you to the meeting, we must be able to confirm:

●	your identity by reviewing a valid form of government-issued photo identification, such as a driver’s license; and

●	that you were, or are validly acting for, a shareholder of record on the record date by:

●	verifying your name and stock ownership against our list of registered shareholders, if you are the record holder of your shares;

●	if you hold your shares in street name, reviewing other evidence of your stock ownership, such as a brokerage or bank statement that shows that you held our common stock as of the record date; or

●	reviewing a written proxy that shows your name and is signed by the shareholder you are representing, in which case either the shareholder must be a registered shareholder or you must have a brokerage or bank statement for that shareholder as described above.

If you do not have a valid picture identification and proof that you owned, or are legally authorized to act for someone who owned, shares of common stock on April 22, 2019, then you will not be admitted to attend, or permitted to vote at, the meeting.

At the entrance to the meeting, we will verify that your name appears in our stock records or will inspect your brokerage or bank statement as your proof of ownership and any written proxy you present as the representative of a shareholder. We will decide whether the documentation you present for admission to the meeting meets the requirements described above.

Who pays the cost of this proxy solicitation?

We pay the cost of soliciting your proxy, and we reimburse brokerage firms and others for forwarding proxy materials to you. We have hired Georgeson LLC (“Georgeson”) to solicit proxies. Georgeson will solicit by personal interview, mail, telephone and e-mail, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of common stock held of record by such persons. We will pay Georgeson a customary fee, anticipated to be approximately $9,000, plus reasonable expenses, covering its services. In addition, some of our directors, officers and employees may, without additional compensation, solicit proxies personally or by mail, telephone or e-mail.

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SHARE OWNERSHIP

The table below shows the number of shares of our common stock beneficially owned as of April 22, 2019 by:

●	those persons or groups known to us to beneficially own more than 5% of our common stock,

●	each of our directors,

●	each Named Executive Officer, and

●	all directors and executive officers as a group.

The share percentages in the table below are based on 148,604,990 shares of common stock outstanding on April 22, 2019. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them (other than with respect to restricted shares of common stock over which the individuals have voting power but no investment power). Unless otherwise noted, the business address of each listed beneficial owner is c/o Ladenburg Thalmann Financial Services Inc., 4400 Biscayne Boulevard, 12th Floor, Miami, Florida 33137.

Shares of our common stock issuable upon the exercise of options or warrants that are presently exercisable or exercisable within 60 days of April 22, 2019 are deemed to be outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

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	Beneficial ownership of our common stock
Name and Address of Beneficial Owner	Number of Shares		Percent
Vector Group Ltd. (1)	15,191,205	(1)	10.22%
Glenn Halpryn (2)	9,309,128	(2)	6.26%
Mark Zeitchick	6,904,546	(3)	4.56%
Howard M. Lorber	6,525,435	(4)	4.30%
Richard J. Lampen	5,932,004	(5)	3.92%
Adam Malamed	2,431,041	(6)	1.63%
Jacqueline M. Simkin	2,322,738	(7)	1.56%
Dr. Richard M. Krasno	713,089	(8)	*
Brett H. Kaufman	705,966	(9)	*
Joseph Giovanniello	623,811	(10)	*
Henry C. Beinstein	493,675	(11)	*
Brian S. Genson	470,000	(12)	*
Michael S. Liebowitz	196,398	(13)	*
Glenn C. Davis	39,000	(14)	*
All directors and executive officers as a group (12 persons)	27,357,703	(15)	17.07%

*	Less than 1 percent.

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(1)	The business address of Vector Group Ltd. is 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137. Represents 15,191,205 shares of common stock held by Vector Group Ltd.

(2)	Based on the Schedule 13G filed with the Securities and Exchange Commission on February 11, 2019. Represents (i) 533,800 shares of common stock held by Mr. Halpryn; (ii) 620,616 shares of common stock held by Biscayne 4400 AL, LLC, a Delaware limited liability company (“Biscayne AL”), of which Mr. Halpryn is the manager; (iii) 384,862 shares of common stock held by Biscayne 4400 Partners LLLP, a Florida limited liability limited partnership (“Biscayne Partners”), of which Mr. Halpryn is the manager of its general partner; (iv) 56,324 shares of common stock held by Biscayne Biotech Holdings, LLC, a Florida limited liability company (“Biscayne Biotech”), of which Mr. Halpryn is the manager; (v) 72,007 shares of common stock held by Biscayne Pulmonary Holding LLC, a Florida limited liability company (“Biscayne Pulmonary”), of which Mr. Halpryn is the manager; (vi) 119,723 shares of common stock held by HA-LEN, L.L.C., a Florida limited liability company (“HA-LEN”), of which Mr. Halpryn is the manager; (vii) 138,616 shares of common stock held by Halpryn Group VI, LLC, a Florida limited liability company (“Halpryn Group”), of which Mr. Halpryn is the manager; (viii) 77,000 shares of common stock held by Stem Cell Therapeutics, LLC, a Florida limited liability company (“Stem Cell”), of which Mr. Halpryn is the manager; (ix) 3,716,712 shares of common stock held by IVC Investors, LLLP, a Florida limited liability limited partnership (“IVC”), of which Mr. Halpryn is the president and the managing member of its general partner; (x) 3,091,665 shares of common stock held by Prine Intervest Limited, a British Virgin Islands entity (“Prine”), of which Mr. Halpryn is the president; (xi) 315,368 shares of common stock held by Transworld Investment Corporation, a Delaware corporation (“Transworld”), of which Mr. Halpryn is the president; (xii) 96,000 shares of common stock held by Noritsu Investments, Corp., a Panama corporation (“Noritsu”), for which Mr. Halpryn has a durable power of attorney; and (xiii) 86,435 shares of common stock held by The Rosecrands Corporation, a Panama corporation (“Rosecrands”), for which Mr. Halpryn has a durable power of attorney. Mr. Halpryn has sole voting and investment power over the shares held individually and those held by Biscayne AL, Biscayne Partners, Biscayne Biotech, Biscayne Pulmonary, HA-LEN, Halpryn Group and Stem Cell. He has shared voting power over the shares held by IVC, Prine and Transworld. He has shared investment power over the shares held by IVC, Prine, Transworld, Noritsu and Rosecrands. Except for the 533,800 shares of common stock held by Mr. Halpryn, Mr. Halpryn disclaims beneficial ownership of the shares of common stock except to the extent of his pecuniary interest therein. The principal business address of Mr. Halpryn, Biscayne AL, Biscayne Partners, Biscayne Biotech, Biscayne Pulmonary, HA-LEN, Halpryn Group, IVC, Prine, Stem Cell and Transworld is 4400 Biscayne Boulevard, Suite 950, Miami, Florida 33137-3212. The principal business address of Noritsu and Rosecrands is 6001 Broken Sound Parkway NW, Suite 424, Boca Raton, Florida 33487.

(3)	Represents (i) 3,053,343 shares of common stock held by the Mark D. Zeitchick 2016 Revocable Trust, (ii) 1,001,203 shares of common stock held directly by Mr. Zeitchick, 843,750 of which are subject to vesting restrictions, and (iii) 2,850,000 shares of common stock issuable upon exercise of currently exercisable options held by MZ Trading LLC.

(4)

Represents (i) 2,843,341 shares of common stock held directly by Mr. Lorber, 45,000 of which are subject to vesting restrictions, (ii) 522,027 shares of common stock held by Lorber Alpha II Limited Partnership, a Nevada limited partnership, (iii) 3,160,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Lorber and (iv) 67 shares of common stock held of record by Citibank N.A. as custodian for the benefit of Howard Lorber Rollover IRA. Lorber Alpha II, Inc., a Nevada corporation, is the general partner of Lorber Alpha II Limited Partnership. Mr. Lorber is the director, officer and principal stockholder of Lorber Alpha II, Inc. Does not include (i) the shares of common stock beneficially owned by Vector Group Ltd., of which Mr. Lorber serves as an executive officer and director and (ii) shares of common stock held by the Lorber Charitable Fund, a New York not-for-profit corporation, of which family members of Mr. Lorber serve as directors and executive officers.

(5)	Represents (i) 2,998,671 shares of common stock held directly by Mr. Lampen, 843,750 of which are subject to vesting restrictions, (ii) 2,850,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Lampen and (iii) 83,333 shares of common stock held by Mr. Lampen’s spouse, as to which he disclaims beneficial ownership. Does not include shares of common stock beneficially owned by Vector Group Ltd., of which Mr. Lampen serves as an executive officer.

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(6)	Represents (i) 1,503,541 shares of common stock held directly by Mr. Malamed, 531,250 of which are subject to vesting restrictions, (ii) 5,000 shares of common stock held by the NFS/FMTC IRA for the benefit of Adam Malamed and (iii) 922,500 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Malamed.

(7)	Represents (i) 1,829,738 shares of common stock held by The Jacqueline Simkin Revocable Trust as Amended & Restated 12/16/03, of which Ms. Simkin is the trustee, (ii) 158,000 shares of common stock held by The Jacqueline Simkin Charitable Remainder Unitrust dated 09/06/2002, of which Ms. Simkin is a co-trustee, (iii) 45,000 shares of common stock held directly by Ms. Simkin, 45,000 of which are subject to vesting restrictions and (iv) 290,000 shares of common stock issuable upon exercise of currently exercisable options held by Ms. Simkin.

(8)	Represents (i) 298,089 shares of common stock held by The Richard M. Krasno Living Trust dated 10/6/2009, of which Dr. Krasno is the sole trustee and beneficiary, (ii) 310,000 shares of common stock issuable upon exercise of currently exercisable options held by Dr. Krasno and (iii) 105,000 shares of common stock held directly by Mr. Krasno, 45,000 of which are subject to vesting restrictions.

(9)	Represents (i) 268,466 shares of common stock held directly by Mr. Kaufman, 127,500 of which are subject to vesting restrictions and (ii) 437,500 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Kaufman.

(10)	Represents (i) 418,811 shares of common stock held directly by Mr. Giovanniello, 127,500 of which are subject to vesting restrictions and (ii) 205,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Giovanniello.

(11)	Represents (i) 202,143 shares of common stock held directly by Mr. Beinstein, 45,000 of which are subject to vesting restrictions, (ii) 1,532 shares of common stock held of record in the individual retirement account of Mr. Beinstein’s spouse and (iii) 290,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Beinstein.

(12)	Represents (i) 150,000 shares of common stock held directly by Mr. Genson, 45,000 of which are subject to vesting restrictions, (ii) 10,000 shares of common stock held of record in the account of Genson Capital LLC for which Mr. Genson is the managing member and (iii) 310,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Genson.

(13)	Represents 196,398 shares of common stock held directly by Mr. Liebowitz, 30,000 of which are subject to vesting restrictions.

(14)	Represents (i) 35,000 shares of common stock held directly by Mr. Davis, 30,000 of which are subject to vesting restrictions and (ii) 4,000 shares of common stock held by Mr. Davis’ spouse, as to which he disclaims beneficial ownership.

(15)	Includes (i) 11,625,000 shares of common stock issuable upon exercise of currently exercisable options and (ii) 2,758,750 shares that are subject to vesting restrictions.

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PROPOSAL I

ELECTION OF DIRECTORS

Ten directors will be elected to hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified or until their earlier death, resignation or removal. The persons to be elected at our annual meeting are the current directors standing for re-election.

The proxies solicited by our board of directors will be voted FOR the election of these nominees unless you provide other instructions. Our articles of incorporation do not provide for cumulative voting. Should any nominee become unavailable to stand for election, the proxies may be voted for a substitute nominee designated by the board, the board may reduce the number of authorized directors or a position on our board may be left vacant.

We believe that the combination of the various qualifications, skills and experiences of our directors contribute to the effectiveness and orderly functioning of our board and that, individually and as a whole, our directors possess the necessary qualifications to provide effective oversight of our business and quality advice to our management. Information regarding the experience and qualifications of each director nominee is set forth below.

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Henry C. Beinstein, 76 Director since 2001	Since January 2005, Mr. Beinstein has been a partner of Gagnon Securities, LLC, a broker-dealer and a FINRA member firm, and has been a money manager and an analyst and registered representative of such firm since August 2002. Mr. Beinstein retired in August 2002 as the executive director of Schulte Roth & Zabel LLP, a New York-based law firm, a position he had held since August 1997. Before that, Mr. Beinstein had served as the managing director of Milbank, Tweed, Hadley & McCloy LLP, a New York-based law firm, commencing in November 1995. From April 1985 through October 1995, Mr. Beinstein was the executive director of Proskauer Rose LLP, a New York-based law firm. Mr. Beinstein is a certified public accountant in New York and prior to joining Proskauer was a partner and national director of finance and administration at Coopers & Lybrand. He also holds the designation of Chartered Global Management Accountant from the American Institute of Certified Public Accountants. Mr. Beinstein has been a director of Vector Group Ltd., a New York Stock Exchange listed holding company, since 2004. Vector Group is engaged principally in the tobacco business through its Liggett Group LLC subsidiary and in the real estate and investment business through its New Valley LLC subsidiary. New Valley owns Douglas Elliman Realty, LLC, which operates the largest residential brokerage company in the New York metropolitan area. Mr. Beinstein has been a director of Castle Brands Inc., a NYSE American listed company which develops and markets premium spirits and related non-alcoholic beverage products, since January 2009. Mr. Beinstein’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience, and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

Glenn C. Davis, 70 Director since 2018	Mr. Davis serves as Senior Advisor to Kaufman Rossin, a CPA and advisory firm. He was formerly a senior partner with CohnReznick LLP, where he served as National Director of Corporate Governance Services, overseeing national governance, risk management and compliance practices. Mr. Davis also previously served as CEO, President and a director of AccuHealth, Inc., a publicly-traded home health services company. He also spent 21 years with Coopers & Lybrand, where he was a Partner. Mr. Davis holds a BBA in Accounting from Baruch College and is a member of the American Institute of Certified Public Accountants. He previously served on the advisory committee of the New Jersey Chapter of the National Association of Corporate Directors. Mr. Davis’ pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience, and the knowledge and experience he has attained through his service as a director and CEO of a publicly-traded corporation.

Brian S. Genson, 70 Director since 2004	Mr. Genson has been president of Pole Position Investments, a company engaged in the motor sport business, since 1989. Mr. Genson also serves as a managing director of F1Collectors.com and F1 Action located in Buntingford, England, which is engaged in investing in the motor sport industry and has been president of F1collectors.com since 2006. Mr. Genson was also responsible for introducing Ben and Jerry’s Ice Cream Company to the Japanese market. Mr. Genson also serves as a director of Nathan’s Famous, Inc., a chain of fast food restaurants. Mr. Genson’s pertinent experience, qualifications, attributes and skills include managerial experience and experience he has attained through his service as a director of publicly-traded corporations.

Dr. Richard M. Krasno, 77 Director since 2006 Lead Independent Director since 2014	Dr. Krasno served as the executive director of the William R. Kenan, Jr. Charitable Trust from 1999 to 2014 and, from 1999 to 2010, as president of the four affiliated William R. Kenan, Jr. Funds. Prior to joining the Trust, Dr. Krasno was the president of the Monterey Institute of International Studies in Monterey, California. From 2004 to 2012, Dr. Krasno also served as a director of the University of North Carolina Health Care System and served as chairman of the board of directors from 2009 to 2012. From 1981 to 1998, he served as president and chief executive officer of the Institute of International Education in New York. He also served as Deputy Assistant Secretary of Education in Washington, D.C. from 1979 to 1980. Since March 2015, Dr. Krasno has served as a director of Castle Brands Inc., and he has served as its lead independent director since May 2018. Since October 2016, Dr. Krasno has served as a director of BioCardia, Inc., a clinical-stage regenerative medicine company. Since February 2017, Dr. Krasno has served as a director of OPKO Health, Inc., a multi-national biopharmaceutical and diagnostics company. Dr. Krasno’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, his managerial experience and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

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Richard J. Lampen, 65 Director since 2002	Mr. Lampen has been our president and chief executive officer since September 2006 and the chairman of our board of directors since September 2018. Since July 1996, Mr. Lampen has served as executive vice president of Vector Group. Since October 2008, Mr. Lampen has served as president and chief executive officer and a director of Castle Brands Inc. Mr. Lampen previously served as chairman of the board of directors of the Financial Services Institute, an advocacy organization for independent broker-dealers and their affiliated independent financial advisors. Mr. Lampen’s pertinent experience, qualifications, attributes and skills include his knowledge and experience in our company attained through his service as a director of our company since 2002 and as president and chief executive officer since 2006, his industry experience, his managerial experience and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

Michael S. Liebowitz, 50 Director since 2019	Mr. Liebowitz has been president and CEO of Harbor Group Consulting (“Harbor Group”), a leading insurance advisory firm, and a division of Alliant Insurance Services, since its formation in 1995. Mr. Liebowitz is also chairman of Innova Risk LLC, a joint venture with Douglas Elliman Real Estate. Innova is a leading provider of property and casualty insurance in the co-op and condominium markets in the New York area. He was previously one of the founding Principals of National Financial Partners. Mr. Liebowitz’s pertinent experience, qualifications, attributes and skills include his knowledge and experience in our company attained through the insurance brokerage services he previously provided to our company, his industry experience and his managerial experience.

Howard M. Lorber, 70 Director since 2001	Mr. Lorber has been vice chairman of our board of directors since July 2006. Previously, Mr. Lorber had been chairman of our board of directors from May 2001 to July 2006. Mr. Lorber has been president and chief executive officer of Vector Group since January 2006. He served as president and chief operating officer of Vector Group from January 2001 to December 2005 and has served as a director of Vector Group since January 2001. He has also served as chief executive officer from November 1993 to December 2006, chairman of the board of directors from 1990 until December 2006 and executive chairman of the board of directors since January 2007 of Nathan’s Famous and as a director of Clipper Realty Inc. since July 2015. Mr. Lorber was a member of the board of directors of Morgans Hotel Group Co. from March 2015 until November 2016 and served as chairman from May 2015 to November 2016. From November 1994 to December 2005, Mr. Lorber served as president and chief operating officer of New Valley, where he also served as a director. Mr. Lorber was chairman of the board of Hallman & Lorber Assoc., Inc., consultants and actuaries of qualified pension and profit sharing plans, and various of its affiliates from 1975 to December 2004 and has been a consultant to these entities since January 2005. He is also a trustee of Long Island University. Mr. Lorber’s pertinent experience, qualifications, attributes and skills include managerial experience, industry knowledge, financial literacy and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

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Adam Malamed, 47 Director since 2018	Mr. Malamed became our chief operating officer in January 2012 and became one of our executive vice presidents in January 2017. Prior to his appointment as chief operating officer, Mr. Malamed had served as co-chief operating officer of Ladenburg Thalmann & Co. Inc. since September 2006. Mr. Malamed’s pertinent experience, qualifications, attributes and skills include managerial experience and the knowledge and experience he has attained through his service as an officer of our company.

Jacqueline M. Simkin, 76 Director since 2011	Ms. Simkin has been the owner and president of Simkin Management Inc., a company which manages investments, since 1996. From September 2008 until October 2011, Ms. Simkin served as a director of Continucare Corporation. She was a member of the boards of Alpnet Inc., a publicly-traded information and translation services company, and Thompson Nutritional Technology Inc. from 1998 through 2000. From 1987 to 1995, Ms. Simkin served on the Board of Directors of the Intercontinental Bank. Ms. Simkin served in various management capacities at The Denver Brick Company including serving as the Chairperson and Chief Executive Officer from 1999 through 2001. Ms. Simkin developed real estate from 1976 to 1986 and is a retired member of the British Columbia Bar Association. Ms. Simkin’s pertinent experience, qualifications, attributes and skills include her managerial experience, financial literacy and the knowledge and experience she has attained through her service as a director of publicly-traded corporations.

Mark Zeitchick, 54 Director since 1999	Mr. Zeitchick has been one of our executive vice presidents since September 2006. From August 1999 until December 2003, Mr. Zeitchick served as one of our executive vice presidents and from September 2006 until December 2011, Mr. Zeitchick served as president and chief executive officer of Ladenburg Thalmann & Co. Inc. Mr. Zeitchick has been a registered representative with Ladenburg Thalmann & Co. Inc. since March 2001. Since March 2014, Mr. Zeitchick has served as a director of Castle Brands. Mr. Zeitchick’s pertinent experience, qualifications, attributes and skills include managerial experience, industry knowledge and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

Our board recommends that you vote FOR each of the nominees named above.

Executive Officers

Our executive officers serve until the appointment and qualification of their successors or until their earlier death, resignation or removal by our board of directors. In addition to Messrs. Lampen, Malamed and Zeitchick, who are also directors and whose biographical information is set forth above, we have the following executive officers:

Brett Kaufman, 47 years old, became our chief financial officer in April 2008 and became a senior vice president in April 2010. From April 1999 until March 2008, Mr. Kaufman was employed at Bear Stearns Companies Inc., serving in various capacities and most recently as managing director and director of financial planning and analysis in the Controller’s Group. While at Bear Stearns, Mr. Kaufman was responsible for providing strategic leadership and oversight for the company’s financial reporting, planning, budgeting and forecasting initiatives on a worldwide basis. From October 1994 until April 1999, Mr. Kaufman was in the Audit and Business Advisory Services division of PricewaterhouseCoopers LLP. He is a certified public accountant.

Joseph Giovanniello, 60 years old, became our senior vice president — corporate and regulatory affairs in January 2013 and has served as our secretary since May 2001. Mr. Giovanniello has been employed by Ladenburg Thalmann & Co. Inc. since June 1996, and has served as its senior vice president, general counsel and secretary since June 1998.

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PROPOSAL II

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS (THE “SAY-ON-PAY VOTE”)

As required by Section 14A of the Exchange Act, we are seeking your non-binding advisory vote to approve the compensation of our Named Executive Officers as described under the heading “Compensation Discussion and Analysis” and the tables, the footnotes to the tables and narrative information accompanying the tables contained under such heading in this proxy statement. This proposal is referred to as the “say-on-pay vote.”

We have designed our compensation programs to reward employees for producing sustainable growth and profitability, to attract and retain highly qualified executives and to align compensation with the long-term interests of our shareholders. We believe that our compensation policies and procedures reflect our pay-for-performance philosophy. Although we have not adopted any formal guidelines for allocating total compensation among various compensation components, we maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of corporate goals and our success. We believe our compensation program is designed with an appropriate balance of risk and reward that is consistent with our overall business strategy. In deciding how to vote on this proposal, we urge you to read the “Compensation Discussion and Analysis” section of this proxy statement, together with the tables and footnotes that follow, for a description of our executive compensation programs.

Our board recommends that shareholders vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon our board, meaning that prior compensation determinations of the board will not be invalidated, and the board will not be required to adjust executive compensation programs or policies as a result of the outcome of the vote. However, the board values shareholders’ opinions, and the compensation committee will take into account the outcome of this shareholder advisory vote when considering future executive compensation arrangements.

Our board recommends that you vote FOR Proposal II, the non-binding advisory vote to approve executive compensation.

We currently provide our shareholders the ability to cast their non-binding advisory votes on our executive compensation each year, and unless our board modifies its policy on the frequency of future “say-on-pay votes,” the next such vote will be at our 2020 annual meeting of shareholders.

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PROPOSAL III

RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019

The audit committee has selected and appointed EisnerAmper LLP to act as our independent registered certified public accounting firm for the year ending December 31, 2019. EisnerAmper LLP was our independent auditor for the fiscal year ended December 31, 2018. Although shareholder ratification is not required by our bylaws or otherwise, we believe that submitting the appointment of our independent auditor to our shareholders is a matter of good corporate practice. If shareholders do not ratify our appointment of EisnerAmper LLP, the audit committee will re-evaluate such appointment, taking into consideration our shareholders’ vote. However, the audit committee is solely responsible for the appointment and termination of our auditors and may do so at any time in its discretion. Even if shareholders ratify our appointment of EisnerAmper LLP, our audit committee may engage a different independent auditor at any time during the year if it determines that such a change would be in the best interests of our company and shareholders.

Our board recommends that you vote FOR Proposal III, the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2019.

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PROPOSAL IV

SHAREHOLDER PROPOSAL CONCERNING THE ELECTION OF

DIRECTORS BY MAJORITY VOTE

In accordance with SEC rules, we have set forth below a shareholder proposal, along with the supporting statement of the shareholder proponent, for which we and our board of directors accept no responsibility. The shareholder proposal is required to be voted upon at our annual meeting only if properly presented at our annual meeting. As explained below, our board of directors unanimously recommends that you vote “AGAINST” the shareholder proposal.

Mr. Kenneth Steiner, c/o John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, beneficial owner of 300 shares of the Company’s common stock, submitted the following proposal, which will be submitted to a vote at the annual meeting if properly presented:

RESOLVED:

Shareholders hereby request that our Board of Directors initiate the appropriate process to amend our Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats. This proposal includes that a director who receives less than such a majority vote be removed from the board immediately or as soon as a replacement director can be qualified on an expedited basis. If such a director has key experience, he can transition to being a consultant or a director emeritus.

SUPPORTING STATEMENT:

In order to provide shareholders a meaningful role in director elections, our company’s current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot.

This will establish a more meaningful vote standard for board nominees and could lead to improved performance by individual directors and the entire board. Under our company’s current voting system, a director can be elected with as little as one “FOR” vote from 148 million eligible votes. In other words a director can be elected if all shareholders oppose the director and one shareholder makes a mistake and checks the wrong box.

A majority vote standard would require that a director receive a majority of the votes cast in order to be elected. More than 77% of the companies in the S&P 500 have adopted majority voting for uncontested elections. Our company has an opportunity to join the growing list of companies that have already adopted this standard.

Please vote “FOR” this proposal.

STATEMENT OF THE BOARD OF DIRECTORS REGARDING THE SHAREHOLDER PROPOSAL:

The board has considered the shareholder proposal set forth above relating to a majority vote for uncontested director elections and believes that this proposal is not in the best interest of shareholders and recommends shareholders vote against the proposal. We currently elect our directors each year by a plurality voting standard. Our board is committed to a long-term, sustained approach to shareholder value, and having a plurality voting standard for director elections supports that approach. We have included a discussion below regarding the merits of a plurality voting standard and strongly believe that such a standard is in the best interests of our shareholders.

Plurality voting for directors is an accepted voting standard.

Under plurality voting, which is the default standard under Florida law, nominees who receive the most affirmative votes are elected to the board. The plurality voting standard yields a voting result that is certain and delivers election results in a simple, efficient and transparent manner. Plurality voting avoids the destabilizing risk of “failed elections” in which one or more director nominees fail to receive a majority of the votes cast that is required for election, and ensures that all open positions are filled at each election. Further, the rules governing plurality voting are clear and straightforward. Moving to a majority vote standard could jeopardize the simplicity, certainty and efficiency of the current plurality system. Our plurality voting standard offers all of these benefits while still providing shareholders with meaningful opportunities for participation and a significant means of expressing dissatisfaction through a withheld vote and the ability of shareholders to nominate new directors. Furthermore, our plurality voting standard has historically been effective in electing strong, independent directors to our board.

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To our knowledge, majority voting would not have changed the outcome of any election of directors by our shareholders.

The plurality standard has served us well for many years. In fact, we are not aware of any instance in which plurality voting prevented our shareholders from either electing the directors they wanted to elect or demonstrating their dissatisfaction with any particular director or the board as a whole. Since 2010, every director nominee has received the affirmative vote of more than 87% of the shares voted on director elections at the annual meeting of shareholders. As a result, this proposal would have had no impact on the outcomes of our director elections during the past 8 years. Given that director nominees consistently are elected by high margins, concerns asserted in the proposal that directors may be elected with one vote are unfounded.

A majority voting standard has a number of disadvantages.

The board believes that the majority voting standard contemplated by the proposal has a number of disadvantages, as summarized below.

Uncertainty of outcome. The proposal would require that a director who receives less than a majority vote be removed from the board immediately or as soon as a replacement director can be qualified on an expedited basis. This requirement does not take into account that such vacancies could be disruptive and could interfere with the functioning of the board and that an expedited process may make it difficult to select the most qualified nominees. Further, we may face multiple resignations or vacancies, which might result in a failure by the Company to meet NYSE American listing requirements relating to the independence and financial literacy of directors or SEC requirements relating to audit committee financial experts. A significant turnover among directors may impede our long-term strategic plan due to lack of director continuity and ultimately impact the stability of the board and our company. Our current voting and corporate governance structure, under which shareholders may still express dissatisfaction with the board by withholding votes for certain directors or proposing nominees, allows us to maintain a stable board while evaluating an appropriate response to shareholder dissatisfaction. Consideration of all relevant factors on a case-by-case basis, rather than the uncertainty and potential disruption and regulatory noncompliance that would result from the implementation of a majority voting standard, gives the board flexibility and enables it to avoid undesirable and disruptive governance consequences or potential noncompliance with regulatory requirements.

Failed elections will force the board to fill vacancies without shareholder input. If there is a failed election, our board of directors must fill the vacancy without any further shareholder vote. Shareholders would have no greater assurance that the person selected to fill the vacancy would be any more satisfactory than the person who failed to receive the majority vote. Under the current plurality voting standard, shareholders have the ability to express disapproval of corporate policies, strategy or director candidates through the use of withhold votes. The use of withhold votes, as opposed to implementation of majority voting, provides the board of directors with flexibility in appropriately responding to shareholder dissatisfaction without concern for potential corporate governance implications arising from a failed election.

Increased costs associated with routine elections. Another consequence of the proposal may be to unnecessarily increase the cost of soliciting shareholder votes. Selecting and vetting a director candidate is a long and expensive process and we do not believe it would be either practical or prudent to possibly be placed in a position to have to replace a director receiving less than a majority vote with a new director on an expedited basis. The process is made even more complex and expensive due to standards of director independence required by the NYSE American and other listing exchanges. The destabilizing effect of adopting majority voting would likely result in an increase in these costs. In addition, implementation of this proposal could provide special interest shareholder groups with the power to promote “vote-no” campaigns against the election of one or more of the board’s director nominees, forcing us to employ a proactive telephone solicitation, a second mailing or other vote-getting strategies to obtain the required votes. The result may be increased spending for routine elections, which is not the best expenditure of our funds.

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The qualifications of and the performance by directors are not affected by the new voting standard. The board believes that the quality of our directors has a far greater impact on our governance than the voting standard used to elect them. Our current procedures for nominating directors include a rigorous evaluation process. The Nominating and Corporate Governance Committee of our board and the board thoroughly evaluate each nominee’s skills, experience and independence. This review process ensures that the Company is governed and managed with the highest standards of responsibility, ethics and integrity coupled with a commitment to the Company’s long-term success and affirms our commitment to strong corporate governance policies and practices.

Inconsistency with the current voting rights of the holders of our preferred stock. The limited voting terms of our outstanding 8.00% Series A Cumulative Redeemable Preferred Stock (liquidation preference $25.00 per share) (the “Series A Preferred Stock”) provide that whenever dividends on any shares of Series A Preferred Stock are in arrears for eighteen or more monthly dividend periods, whether or not consecutive, the number of directors constituting our board of directors will be automatically increased by two and the holders of Series A Preferred Stock (voting separately as a class) will be entitled to vote for the election of those two additional directors at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series A Preferred Stock (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders, in which case, such vote will be held at the earlier of the next annual or special meeting of shareholders), and at each subsequent annual meeting until all dividends accumulated on the Series A Preferred Stock for all past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. Pursuant to our Amended and Restated Bylaws, the two additional directors would be elected by a plurality of the votes cast by the holders of the Series A Preferred Stock at a meeting of such shareholders voting separately as a class. The proposal would provide for a majority voting standard to apply to the election of the two additional directors, rather than the current plurality voting standard. Consequently, the proposal may be deemed to frustrate the expectations of the holders of the Series A Preferred Stock by applying a different voting standard to the election of the two additional directors by such holders than the voting standard contemplated at the time of issuance of the Series A Preferred Stock.

The board is fully committed to strong corporate governance and the board will exercise its fiduciary duties to act in the best interests of shareholders, no matter what standard applies to elections. The board is concerned about the implications of holdover directors and vacancies, as well as the independence of the board and its committees, if the plurality standard set forth under Florida law is abandoned in favor of a majority vote standard. The board does not believe this proposal would increase accountability given the fiduciary duties to which each director is already subject under Florida law. Our board has carefully considered the pros and cons of the issue, and believes that majority voting is not in the best interests of the Company or our shareholders. Therefore, the board recommends that the shareholders vote “AGAINST” this Proposal.

The board of directors recommends that shareholders vote “AGAINST” Proposal IV, the shareholder proposal on the election of directors by a majority vote.

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CORPORATE GOVERNANCE MATTERS

Independence of Directors

We follow the NYSE American rules in determining if a director is independent. Our board of directors also consults with our counsel to ensure that the board’s determination is consistent with those rules and all other relevant laws and regulations regarding director independence. In making its independence determinations, our board considered that in the ordinary course of business we may provide commercial and investment banking, financial advisory and other services to some of the independent directors and to business organizations and individuals associated with them. Our board determined that, based on available information, none of these relationships were material or affected the independence of any director. Consistent with these considerations, our board of directors has affirmatively determined that Ms. Simkin, Dr. Krasno and Messrs. Beinstein, Davis, Genson and Liebowitz are independent directors. Our other directors are not independent under the NYSE American rules because we currently employ them or they have other relationships with us that may result in them not being “independent.” All members of our audit, compensation and nominating and corporate governance committees are independent. Also, our board of directors has affirmatively determined that each member of our audit committee and compensation committee is independent for audit committee and compensation committee purposes based on the more stringent independence standards imposed by applicable NYSE American and SEC rules.

Board Leadership Structure

Our corporate governance guidelines provide that our board is free to choose its chair and chief executive officer in any way it deems best for us at any given point in time. The board believes that it is desirable to have the flexibility to decide whether the roles of chairman of the board and chief executive officer should be combined or separate in light of our company’s circumstances from time to time. However, these guidelines provide that unless our board determines otherwise, we should have different persons serve as chair and chief executive officer. As unanimously approved by our board, the roles of chief executive officer and chairman of the board are both presently held by Richard J. Lampen. The board believes that having Mr. Lampen serve in both capacities is in the best interests of our company and our shareholders because it enhances communication between the board and management and allows Mr. Lampen and other officers to more effectively execute our strategic initiatives and business plans.

Our board is committed to sound corporate governance and believes that it is appropriate for a highly-qualified director to serve as its chair. Our chair is responsible for the orderly functioning of our board and enhancing its effectiveness. Our chair guides board processes, provides input on agenda items and presides at board meetings. Our chair also acts as a liaison between our board members and our executive management team, consulting regularly and providing guidance on board-related matters.

Our corporate governance guidelines also provide that the independent directors of our board may designate a lead independent director to perform certain duties designated by the board. In November 2014, Dr. Richard M. Krasno was appointed as our lead independent director, and he was reappointed as our lead independent director for an additional three-year term in May 2017. The functions of our lead independent director include serving as the principal liaison between our independent directors and our chairman and chief executive officer, reviewing and providing input to the agenda for each meeting of our board, and approving the schedule of, developing the agenda for, and presiding at executive sessions of, our independent directors. We believe that having a lead independent director provides for effective checks and balances and enhances the ability of our independent directors to work effectively in the board setting. Our board adopted a charter of the lead independent director in November 2014, a copy of which is available at http://ir.stockpr.com/ladenburg/governance-documents.

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Board Role in Risk Oversight

Our board’s role in the risk oversight process includes receiving regular reports from senior management on areas of material risk, including operational, financial, legal and regulatory, and strategic and reputational risks. In connection with its review of the operations of our business units and corporate functions, our board considers and addresses the primary risks associated with those units and functions. Our board regularly engages in discussions of the most significant risks that we are facing and how we manage these risks.

Also, each board committee, including our audit committee, plays a role in overseeing risk management issues that fall within such committee’s areas of responsibility. Senior management reports on at least a quarterly basis to our audit committee on the most significant risks we face from a financial reporting perspective and highlights any new risks that may have arisen. Our audit committee also meets regularly in executive sessions with our independent registered public accounting firm and reports any findings or issues to our board. In performing its functions, each board committee has access to management and is able to engage advisors. Our board receives regular reports from our committees regarding each committee’s areas of focus.

Code of Ethics

In February 2004, our board adopted a code of ethics that applies to our directors, officers and employees as well as those of our subsidiaries. The code of ethics is available at http://ir.stockpr.com/ladenburg/governance-documents. We intend to post amendments to, or waivers from a provision of, our code of ethics that apply to our principal executive officer, principal financial officer or persons performing similar functions on our web site.

Board Meetings and Committees; Attendance at Annual Meeting

The following table shows the current members of each board committee and the directors our board has determined to be independent.

Director	Independent	Audit	Compensation	Nominating and Corporate Governance	Executive
Henry C. Beinstein	✔	✔	✔
Glenn C. Davis	✔	✔		✔
Brian S. Genson	✔		✔	✔
Dr. Richard M. Krasno	✔		✔	✔	✔
Richard J. Lampen					✔
Michael S. Liebowitz	✔	✔	✔
Howard M. Lorber
Adam Malamed
Jacqueline M. Simkin	✔	✔		✔
Mark Zeitchick					✔

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Our board meets regularly during the year and holds special meetings and acts by unanimous written consent as circumstances require. During 2018, there were eight meetings of the board. Also, the independent members of our board met once during 2018 in executive session, with no members of management present, and during a portion of each quarterly audit committee meeting. All directors attended at least 75% of the aggregate number of meetings of the board and of each committee of which he or she was a member. We expect our directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Although we do not have any formal policy regarding director attendance at annual shareholder meetings, we attempt to schedule our annual meetings so that our directors can attend. Five directors attended our last annual meeting.

Executive Committee Information

Members:	Key Responsibilities:

Dr. Richard Krasno Richard Lampen Mark Zeitchick Number of meetings in 2018: 0	Our executive committee is vested with all the power of the board of directors (other than actions which are vested in other board committees) except: (a) approving or recommending to shareholders actions or proposals required under the Florida Business Corporation Act to be approved by shareholders; (b) filling vacancies on the board of directors or on any committee thereof; (c) adopting, amending or repealing our bylaws; (d) authorizing or approving a repurchase of any of our securities; and (e) authorizing or approving the issuance of any of our securities.

Compensation Committee Information

Members:	Key Responsibilities:

Dr. Richard Krasno (Chair) Henry Beinstein Brian Genson Michael Liebowitz Number of meetings in 2018: 3	The committee’s responsibilities include:
	●	establishing the general compensation policy for our executive officers, including our chief executive officer;
	●	ensuring that our executive compensation programs are designed to enable us to attract, retain and motivate senior management and other key employees;
	●	ensuring that our executive compensation programs are appropriately competitive, integrating pay with our performance, rewarding above-average performance in the context of the business environment in which we operate, recognizing individual initiative and achievements, supporting organization objectives and shareholder interests, and ensuring that executive compensation is adequately designed to align the interests of executive officers with our long-term performance;
	●	administering our Amended and Restated Qualified Employee Stock Purchase Plan (“QESPP”), our Amended and Restated 1999 Performance Equity Plan (“1999 Plan”) and our Amended and Restated 2009 Incentive Compensation Plan (“2009 Plan”) and any future adopted plans, including determining specific grants and awards; and
	●	preparing the report of the compensation committee required by SEC rules to be included in our annual proxy statement and Part III to our annual report on Form 10-K.

Charter: Our compensation committee amended and re-adopted its written charter in June 2013, a copy of which is available at http://ir.stockpr.com/ladenburg/governance-documents.

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Nominating and Corporate Governance Committee Information

Members:	Key Responsibilities:

Jacqueline Simkin (Chair) Glenn Davis Brian Genson Dr. Richard Krasno Number of meetings in 2018: 3	Our nominating and corporate governance committee oversees the selection of director nominees. The nominating and corporate governance committee also develops and recommends to the board the corporate governance guidelines applicable to us, and oversees the evaluation of the board and management. The nominating and corporate governance committee considers persons as director nominees that are identified by its members, management, investment bankers, shareholders and others and applies the same criteria when evaluating all director candidates.

The committee does not have specific minimum qualifications for director candidates, but takes into consideration the following criteria established by the board in our corporate governance guidelines:

	●	personal qualities and characteristics, accomplishments and reputation in the business community;
	●	current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;
	●	ability and willingness to commit adequate time to board and committee matters;
	●	the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; and
	●	diversity of viewpoints, background, skills, experience and other demographics.

The committee also considers other factors as it deems appropriate such as whether a proposed nominee is actively engaged in business endeavors and has an understanding of financial statements, corporate budgeting and capital structure. For more information regarding our nomination process, see the section entitled “Submission of Shareholder Proposals and Nominations” below.

Charter: Copies of the charter and our corporate governance guidelines are available at http://ir.stockpr.com/ladenburg/governance-documents.

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Audit Committee Information

Members:	Key Responsibilities:

Henry Beinstein (Chair) Glenn Davis Michael Liebowitz Jacqueline Simkin Audit Committee Financial Experts: Henry Beinstein Number of meetings in 2018: 6

Our board has a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Exchange Act. Our audit committee assists the board in monitoring the integrity of our financial statements and our internal accounting systems, financial and operational controls and the performance of our independent auditor and internal auditor. As set forth in its charter, our audit committee’s responsibilities include, among other things:

	●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether they should be included in our Form 10-K;
	●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
	●	discussing with management and the independent auditor the effect on our financial statements of (i) regulatory and accounting initiatives and (ii) off-balance sheet structures;
	●	discussing with management major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies;
	●	reviewing disclosures made to the audit committee by our chief executive officer and chief financial officer during their certification process for our Form 10-K and Form 10-Qs about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls;
	●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
	●	reviewing and approving all related-party transactions;
	●	inquiring and discussing with management our compliance with applicable laws and regulations;
	●	pre-approving all auditing services and permitted non-audit services to be performed by our independent auditor (including the fees and terms);
	●	appointing or replacing the independent auditor;
	●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and
	●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

As required by applicable SEC and NYSE American rules, our board has determined that each audit committee member is independent for audit committee purposes and is financially literate and that Mr. Beinstein, who chairs the committee, is an audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K.

Charter: The audit committee operates under a charter, which is available at http://ir.stockpr.com/ladenburg/governance-documents under the heading “Audit Committee Charter.”

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Audit Committee Report

The information contained in this Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any document we file with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that such report is specifically stated to be incorporated by reference into such document.

Our audit committee has met and held discussions with management and EisnerAmper LLP, our independent auditors. Management represented to the committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The committee discussed with EisnerAmper LLP the matters required to be discussed by Auditing Standard 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

EisnerAmper LLP also provided the audit committee with the written disclosures and letter regarding independence required by the PCAOB regarding the independent auditors’ communication with the audit committee concerning independence. The committee discussed with EisnerAmper LLP and management the auditors’ independence, including with regard to fees for services rendered during the fiscal year and for all other professional services rendered by EisnerAmper LLP.

Based upon the committee’s discussion with management and the independent auditors and the committee’s review of our audited financial statements, the representations of management and the report of the independent auditors to the audit committee, the committee recommended that the board of directors include the audited consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2018.

Submitted by the Members of the Audit Committee:

Henry C. Beinstein, Chair
Glenn C. Davis
Michael S. Liebowitz
Jacqueline M. Simkin

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation programs and policies for our officers listed in the Summary Compensation Table below (“Named Executive Officers”) and the compensation committee’s role in the design and administration of these programs and policies and in making specific compensation decisions for our Named Executive Officers.

2018 Business Highlights

2018 was a record year for Ladenburg Thalmann, as we achieved record levels of revenue, net income, and EBITDA, as adjusted, for the year. All segments of our businesses continued to perform well in fiscal year 2018, with revenues of $1.4 billion, a 9.7% increase from the prior year, net income increasing by over 300% to $33.8 million and a 79.4% increase in EBITDA, as adjusted, to $100.4 million. The continued growth of our nationwide network of approximately 4,400 independent financial advisors reflects our successful recruiting efforts of talented advisors over the past three years. Total client assets were $158.6 billion at December 31, 2018, with $72.8 billion of advisory assets under management.

Record Total Revenue (1) ($ in Millions)	Record Net Income (Loss) Attributable to the Company ($ in Millions)

Record EBITDA, As Adjusted (2) ($ in Millions)

(1)

Revenue data for 2018 reflects both as reported and pre-ASC 606 adjustment values (as depicted above ). Please refer to the reconciliation schedules for ASC 606 adjustments in our SEC filings. See Note 2, “Summary of Significant Accounting Policies” and Note 4, “Revenue from Contracts with Customers,” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 (the “10-K”).

(2)	EBITDA, as Adjusted, is a non-GAAP financial measure, as defined on page 36 of the 10-K. Please refer to the 10-K for a reconciliation of net income (loss) attributable to the Company as reported to EBITDA, as adjusted.

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Compensation Review

Our compensation committee has established compensation policies designed to provide competitive compensation levels that correlate pay with our annual performance and reward above average corporate performance, recognize individual initiative and achievements and assist us in attracting and retaining qualified executives.

Our compensation committee may engage outside advisors, experts and others to assist it in determining executive compensation. Our compensation committee engaged GK Partners, Inc. to provide the services described below in connection with its compensation review for the year ended December 31, 2018. The compensation committee, considering all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act and applicable NYSE American rules, is not aware of any conflict of interest that has been raised by the work performed by GK Partners. Other than the services for which the compensation committee directly engaged GK Partners, GK Partners provided no services to us for the year ended December 31, 2018.

The compensation committee makes all final determinations with respect to executive officers’ compensation, based on an appraisal of our financial status and a subjective assessment of individual performance. Our chief executive officer may make recommendations to the compensation committee relating to the compensation of other executive officers, but the compensation committee has full autonomy in determining executive compensation. Other than standard fees for board and committee service, which are determined by the full board, the compensation committee considers and approves all director compensation, which is determined through a subjective assessment of individual contributions.

The compensation committee may form subcommittees for any purpose that it deems appropriate and may delegate to such subcommittees such power and authority as it deems appropriate; except that the compensation committee is not permitted to delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the compensation committee as a whole. The compensation committee may also delegate to one or more of our executive officers the authority to make grants of equity-based compensation to eligible individuals who are not executive officers. Any such executive officer will be required to regularly report to the compensation committee grants so made and the compensation committee may revoke any delegation of authority at any time.

Our compensation committee is charged with performing an annual review of our executive officers’ cash and other compensation to determine whether we provide adequate incentives and motivation to executive officers and whether the compensation we provide to our executive officers is comparable to the compensation provided to other executive officers in similarly situated companies based on our review of public compensation disclosures, although we do not use benchmarks. For 2018, our compensation committee engaged GK Partners to evaluate publicly available compensation information regarding executive compensation at thirteen peer companies, which were identified by management, to review and assess whether we are providing generally competitive compensation for our Named Executive Officers. These companies were:

B. Riley Financial Inc.	JMP Group Inc.
Blucora, Inc.	LPL Financial Holdings Inc.
Cowen Group, Inc.	Oppenheimer Holdings Inc.
Focus Financial Partners, Inc.	Piper Jaffray Companies
Greenhill & Co., Inc.	Raymond James Financial Inc.
INTL FCStone Inc.	Silvercrest Asset Management Group Inc.
Investment Technology Group, Inc.

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Within the financial services industry, there are a limited number of publicly-traded companies that resemble us in size, scope and nature of business operations. One of the peer group companies selected, LPL Financial, is primarily engaged in the independent brokerage business, our largest segment, although LPL Financial is substantially larger than us. Raymond James Financial was selected because of its significant presence in the independent brokerage business, although it participates in other business lines and is also substantially larger in size. The other peer group companies were selected because they generally engage in investment banking, brokerage, wealth management or asset management activities, are generally not depository institutions, and are roughly comparable to us in terms of market capitalization. The compensation committee does not rely solely on this information and does not benchmark its decisions regarding total compensation or elements of compensation to any particular percentile range within the peer group.

Compensation Objectives

The objectives of our compensation programs are to attract, motivate and retain qualified persons to serve as our executive officers. Our compensation programs are designed to provide competitive compensation to our Named Executive Officers; reward individual initiative and achievements; integrate pay with our performance; and ensure that executive compensation is adequately designed to align the interests of executive officers with our shareholders consistent with our long-term performance.

Compensation Components

The four primary compensation components are base salary, brokerage commissions (for those officers who are registered representatives), cash bonuses and equity awards. Decisions with respect to one component of compensation tend not to affect decisions regarding other components. We do not have specific policies for allocating between annual and long-term compensation or between cash and non-cash compensation. We discuss each of the four components of compensation in more detail below.

Base Salary. We provide base salaries to provide our Named Executive Officers a fixed level of cash compensation commensurate with their particular positions and qualifications. Generally, we set executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. We seek to maintain base salary amounts at or near the industry norms. Base salaries are not intended to be the sole component of total annual cash compensation. We review base salaries annually, subject to terms of employment agreements, and our compensation committee seeks to adjust base salaries when necessary to realign them with industry norms based on a review of publicly-available compensation information, including, for 2018, the peer group information identified above, after taking into account individual responsibilities, performance and experience. We do not use specific industry benchmarks, however.

Brokerage Commissions. If an executive is a registered representative, part of the executive’s total compensation is a percentage of the brokerage commissions derived from customer accounts. We believe this form of additional compensation helps incentivize our executives who are registered representatives. For each of fiscal 2016, 2017 and 2018, Mark Zeitchick and Adam Malamed were the only Named Executive Officers who were paid brokerage commissions. See the column entitled “All Other Compensation” in the Summary Compensation Table below for the amount of brokerage commissions paid to each of Mark Zeitchick and Adam Malamed in fiscal 2016, 2017 and 2018. Effective with fiscal 2019, the compensation committee determined that commissions will no longer be part of the overall compensation of Named Executive Officers.

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Discretionary Cash Bonus. We grant discretionary cash bonuses to executives and directors, including non-employee directors. This is an important part of executive compensation. These bonuses may exceed base salary amounts and are more closely tied to both company and individual performance. Our compensation committee establishes bonus amounts by taking account of, among other things, a subjective assessment of individual performance, growth in our business through organic growth and acquisitions, satisfaction of financial goals, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), as adjusted, changes in shareholder value and the business environment in which we operated during the year. We believe that EBITDA, as adjusted, is correlated to shareholder value creation and therefore is one of the appropriate measures to consider in determining executive compensation. EBITDA, as adjusted, is intended to minimize or eliminate the effect of items that do not directly reflect our performance or individual executive performance. While the compensation committee considers the foregoing objective factors, the actual bonus amount for each executive officer is based on the compensation committee’s subjective assessment of both our overall performance for the year, in the context of the business environment in which we operated, and the contribution that each such individual made to that performance. The compensation committee believes that a discretionary bonus plan is appropriate because objective, short-term financial measures may not adequately reflect the relative contributions of individual executives.

For 2018, we granted a $1,775,000 cash bonus to Richard Lampen, our chairman, president and CEO; a $1,550,000 cash bonus to Mark Zeitchick, our executive vice president; a $800,000 cash bonus to Adam Malamed, our executive vice president and chief operating officer; a $450,000 cash bonus to Brett Kaufman, our senior vice president and chief financial officer; and a $450,000 cash bonus to Joseph Giovanniello, our senior vice president-corporate and regulatory affairs. We also granted a $1,525,000 cash bonus to Howard Lorber, our vice-chairman. This bonus was based on the contribution made by Mr. Lorber to the growth of our business, including through recruiting, acquisitions and development of client relationships. Additional considerations for the bonuses for Messrs. Lampen, Zeitchick, Malamed, Kaufman and Giovanniello for 2018 included: increased consolidated revenue, net income and adjusted EBITDA; the continued growth in number of advisors through successful recruiting and in levels of advisory and total client assets at our independent advisory and brokerage businesses; the growth of cash sweep programs; the implementation of increased levels of shared services across the enterprise; improved results at our investment bank; return of capital to shareholders through increased common stock dividends and share repurchases; and the success of our public offerings of senior notes. Bonus payments for our executive officers in 2018 were greater than those paid in 2017 due to our compensation committee’s subjective assessment of our overall performance in the context of the business environment in which we operated and its consideration of the factors described above.

In addition to his bonus award described above, Mr. Malamed received a retention award of $400,000, which vests in two equal annual installments at December 31, 2019 and 2020. Under the terms of the retention award, Mr. Malamed is required to return 100% of the retention award after taxes if he voluntarily terminates his employment with us or is terminated with “Cause” (as defined in his employment agreement) prior to December 31, 2019. Mr. Malamed is required to return 50% of the retention award after taxes if he voluntarily terminates his employment with us or is terminated with “Cause” (as defined in his employment agreement) prior to December 31, 2020. The retention award will be reported in the Summary Compensation Table in our proxy statement for the years in which it vests based on his continued service.

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In addition to his bonus award described above, Mr. Kaufman received a retention award of $100,000, which vests in two equal annual installments at December 31, 2019 and 2020. Under the terms of the retention award, Mr. Kaufman is required to return 100% of the retention award after taxes if he voluntarily terminates his employment with us or is terminated with “Cause” (as defined in his employment letter) prior to December 31, 2019. Mr. Kaufman is required to return 50% of the retention award after taxes if he voluntarily terminates his employment with us or is terminated with “Cause” (as defined in his employment letter) prior to December 31, 2020. The retention award will be reported in the Summary Compensation Table in our proxy statement for the years in which it vests based on his continued service.

In addition to his bonus award described above, Mr. Giovanniello received a retention award of $100,000, which vests in two equal annual installments at December 31, 2019 and 2020. Under the terms of the retention award, Mr. Giovanniello is required to return 100% of the retention award after taxes if he voluntarily terminates his employment with us or is terminated with “Cause” (as defined in his employment letter) prior to December 31, 2019. Mr. Giovanniello is required to return 50% of the retention award after taxes if he voluntarily terminates his employment with us or is terminated with “Cause” (as defined in his employment letter) prior to December 31, 2020. The retention award will be reported in the Summary Compensation Table in our proxy statement for the years in which it vests based on his continued service.

Equity Awards. We grant stock-based awards, which may include stock options and restricted stock, to incentivize executives for long-term performance and to provide an appropriate balance between our long-term and short-term incentives. We believe that providing a meaningful portion of our executives’ total compensation package in stock-based awards will align the incentives of our executives with the interests of our shareholders and with our long-term success. The percentage of compensation paid as long-term incentives as compared with cash payments is made through a subjective determination. The compensation committee develops its equity award determinations based on its judgment as to whether the total compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately reward the executives. We generally grant shares of restricted stock that vest over a period of four years beginning on the first anniversary of the grant date. We believe that this vesting schedule contributes significantly to the retention of our executive officers because they must remain employed for at least one year before they can realize any potential value from a restricted stock grant and will need to continue in our employ for the duration of the vesting schedule in order to realize the maximum potential value.

In January 2019, we granted 400,000 restricted shares of common stock to each of Messrs. Lampen and Zeitchick, 275,000 restricted shares of common stock to Mr. Malamed and 60,000 restricted shares of common stock to each of Messrs. Kaufman and Giovanniello. In January 2018, we granted 325,000 restricted shares of common stock to each of Messrs. Lampen and Zeitchick, 200,000 restricted shares of common stock to Mr. Malamed and 50,000 restricted shares of common stock to each of Messrs. Kaufman and Giovanniello. The foregoing restricted shares vest in four equal annual installments beginning on the first anniversary of the grant date, subject to certain exceptions.

We generally grant equity awards through the shareholder-approved 1999 Plan and the 2009 Plan. Each of the 1999 Plan and the 2009 Plan is administered by our compensation committee. To the extent permitted under the provisions of these plans, the compensation committee has authority to determine the selection of participants, allotment of shares, price, and other conditions of awards.

Dividends on Unvested Restricted Stock. Under the terms of restricted stock awards made to our Named Executive Officers under the 2009 Plan, dividend distributions are made to the executive officers with respect to unvested shares of common stock. These distributions are made at the same rate as dividends paid on all other shares of our common stock. In 2018, Named Executive Officers earned cash dividend payments on unvested restricted stock as follows: Mr. Lampen – $32,000; Mr. Zeitchick – $32,000; Mr. Malamed – $18,000; Mr. Kaufman – $5,000; and Mr. Giovanniello – $5,000. In accordance with the disclosure rules of the SEC, these amounts have not been separately reported in the Summary Compensation Table because the value of the dividends was included in the initial grant date fair value of the underlying stock grants which is reported in the table.

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Other Compensation. We maintain various employee benefit plans, including medical, dental, life and disability insurance and 401(k) plans, and these plans are available to all salaried employees. We pay all medical, dental and basic life insurance premiums for our executive officers (except for Mr. Lampen) pursuant to their respective employment agreements. We reimburse Mr. Lampen, Mr. Zeitchick and Mr. Malamed, on an after-tax basis, for various automobile expenses and Mr. Lampen for certain health, dental and life insurance premiums. In addition, we reimburse certain of our executive officers for club memberships and dues.

Risk Considerations in our Compensation Programs

We have reviewed our compensation structures and policies as they pertain to risk and have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on our company.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a public company’s tax deduction for compensation in excess of $1 million in any taxable year paid to the chief executive officer, principal financial officer and the three most highly compensated officers (other than the chief executive officer and the principal financial officer). The effect of Section 162(m) on taxes currently payable was substantially mitigated by our net operating loss carryforwards, substantially all of which had been utilized as of December 31, 2018. Previously, qualifying performance-based compensation was not subject to the deduction limit if certain requirements were satisfied. Stock options granted under these plans generally qualified as “performance-based” compensation that is fully deductible and not subject to the Section 162(m) deduction limit. The exemption from Section 162(m)’s deduction limit for performance-based compensation was repealed in December 2017, such that compensation paid to our named executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief. In determining executive compensation, our compensation committee considers, among other factors, the possible tax consequences. Tax consequences, including tax deductibility, are subject to many factors (such as changes in the tax laws) that may be beyond our control. Also, the compensation committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For these reasons, the committee, while considering tax deductibility as one of the factors in determining compensation, does not limit compensation to those levels or types of compensation that will be deductible by us.

Consideration of our Most Recent Shareholder Advisory Vote on Executive Compensation

Last year, at our 2018 Annual Meeting, our shareholders cast an advisory vote on executive compensation, referred to as a “say-on-pay proposal”, as required by Section 14A of the Exchange Act. At the 2018 Annual Meeting, approximately 99% of the total votes cast were in favor of the say-on-pay proposal, and we have considered such approval an endorsement of our executive compensation philosophy and programs. Therefore, our executive compensation philosophy and programs have been confirmed and remain substantially unchanged since last year. The next say-on-pay proposal is included in this proxy statement for our 2019 Annual Meeting.

Compensation Committee Report on Executive Compensation

The information contained in this Compensation Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any document we file with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that such report is specifically stated to be incorporated by reference into such document.

In fulfilling our role, we met and held discussions with the Company’s management and reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement. Based on the review and discussions with management and our business judgment, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Submitted by the Compensation Committee of the Board of Directors:

Dr. Richard Krasno, Chair
Henry C. Beinstein
Brian S. Genson
Michael S. Liebowitz

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Summary Compensation Table

The following table shows the compensation paid to our Named Executive Officers for 2018, 2017 and 2016.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)
Richard J. Lampen,	2018	250,000	1,775,000		1,043,250	—	—	47,021	3,115,271
Chairman, President and	2017	200,000	1,425,000		657,250	—	—	84,160	2,366,410
CEO(4)	2016	200,000	1,250,000		567,500	213,400	—	42,432	2,273,332

Mark Zeitchick,	2018	400,000	1,550,000		1,043,250	—	—	790,301	3,783,551
Executive Vice	2017	375,000	1,425,000		657,250	—	—	630,318	3,087,568
President	2016	375,000	1,250,000		567,500	213,400	—	495,757	2,901,657

Adam Malamed,	2018	375,000	1,075,000	(5)	642,000	—	—	783,228	2,875,228
Executive Vice President and	2017	350,000	850,000	(5)	358,500	—	—	599,927	2,158,427
Chief Operating Officer	2016	350,000	600,000	(5)	283,750	53,350	—	480,968	1,768,068

Brett H. Kaufman,	2018	350,000	450,000		160,500	—	—	47,863	1,008,363
Senior Vice President	2017	325,000	450,000		95,600	—	—	39,192	909,792
and Chief Financial Officer	2016	325,000	375,000		90,800	—	—	37,662	828,462

Joseph Giovanniello,	2018	325,000	550,000	(6)	160,500	—	—	44,884	1,080,384
Senior Vice President- Corporate and	2017	300,000	475,000	(6)	95,600	—	—	38,886	909,486
Regulatory Affairs	2016	300,000	325,000	(6)	90,800	—	—	37,389	753,189

(1)	Represents the aggregate grant date fair value of restricted stock granted for each of the three fiscal years ended December 31, 2018, 2017 and 2016 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the Named Executive Officer. The FASB ASC Topic 718 amounts from these grants may never be realized by the Named Executive Officer.

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(2)

Represents the aggregate grant date fair value of stock options granted for each of the three fiscal years ended December 31, 2018, 2017 and 2016 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the Named Executive Officer. Assumptions used in the calculation of such amount are included in note 18 to our audited financial statements for the year ended December 31, 2018 included in the 10-K. The FASB ASC Topic 718 amounts from these grants may never be realized by the Named Executive Officer.

(3)	The following table sets forth a detailed breakdown of the items which compose “All Other Compensation”:

				Health, Dental		Company
				and	Club	Matching	Commissions
		Tax		Life	Memberships	Contribution	from
		Reimb.	Automobile	Insurance	and	to 401(k)	Customer
Name	Year	Payments ($)	Expenses ($)	Premiums ($)	Dues ($)	Plan ($)	Accounts ($)	Total ($)

Richard J. Lampen	2018	17,964	21,263	5,078	2,716	—	—	47,021
	2017	35,217	21,264	4,596	23,083	—	—	84,160
	2016	17,110	20,724	4,598	—	—	—	42,432

Mark Zeitchick	2018	33,946	27,050	13,274	25,256	5,775	685,000	790,301
	2017	34,924	26,170	12,873	23,351	—	533,000	630,318
	2016	27,856	16,521	12,400	22,980	—	416,000	495,757

Adam Malamed	2018	10,723	16,715	39,413	31,377	—	685,000	783,228
	2017	652	—	39,192	27,083	—	533,000	599,927
	2016	—	—	37,662	27,306	—	416,000	480,968

Brett H. Kaufman	2018	—	—	39,413	2,675	5,775	—	47,863
	2017	—	—	39,192	—	—	—	39,192
	2016	—	—	37,662	—	—	—	37,662

Joseph Giovanniello	2018	—	—	39,109	—	5,775	—	44,884
	2017	—	—	38,886	—	—	—	38,886
	2016	—	—	37,389	—	—	—	37,389

(4)	Does not include payments to Vector Group under the management services agreement with Vector Group described under the caption “Compensation Arrangements for Executive Officers” below.

(5)	Includes (i) for 2018, $275,000 in retention awards paid in 2017 and 2018, which vested on December 31, 2018, (ii) for 2017, $250,000 in retention awards paid in 2016 and 2017, which vested on December 31, 2017 and (iii) for 2016, $250,000 in retention awards paid in 2015 and 2016, which vested on December 31, 2016.

(6)	Includes (i) for 2018, $100,000 in retention awards paid in 2018 and 2017, which vested on December 31, 2018, (ii) for 2017, $100,000 in retention awards paid in 2017 and 2016, which vested on December 31, 2017 and (iii) for 2016, $50,000 in retention awards paid in 2016, which vested on December 31, 2016.

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Compensation Arrangements for Executive Officers

Richard J. Lampen serves as our president and chief executive officer under a management services agreement with Vector Group and an employment agreement with us. Under the management services agreement, Vector Group makes Mr. Lampen’s services available to us and will provide, upon our request, other financial, tax and accounting resources, including assistance in complying with Section 404 of the Sarbanes-Oxley Act of 2002 and assistance in the preparation of tax returns, in exchange for an annual fee of $850,000, payable in quarterly installments to Vector Group, and an indemnification by us of Vector Group. The management agreement is terminable by either party on 30 days’ prior notice. Pursuant to Mr. Lampen’s employment agreement, entered into in January 2015, he receives an annual base salary of $250,000 (increased to $325,000 effective January 2019), reimbursement for various automobile and health and dental insurance expenses, two club memberships and dues and a discretionary bonus. The agreement has an initial term of three years effective as of January 1, 2015, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 90 days before this date. In January 2019, we paid a $1,775,000 discretionary bonus to Mr. Lampen for 2018, which is reflected in the Summary Compensation Table above.

Mark Zeitchick serves as our executive vice president. Pursuant to Mr. Zeitchick’s employment agreement, he receives an annual base salary of $400,000 (increased to $425,000 effective January 2019), a percentage of commissions from customer accounts, reimbursement for various automobile and health and dental insurance expenses, two club memberships and dues and a discretionary bonus. The agreement has an initial term of three years effective as of January 1, 2015, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 90 days before this date. In January 2019, we paid a $1,550,000 discretionary bonus to Mr. Zeitchick for 2018, which is reflected in the Summary Compensation Table above.

Adam Malamed serves as our executive vice president and chief operating officer. Pursuant to Mr. Malamed’s employment agreement, he receives an annual base salary of $375,000 (increased to $400,000 effective January 2019), a percentage of commissions from customer accounts, reimbursement for various automobile and health and dental insurance expenses, a club membership and dues and a discretionary bonus. The agreement has an initial term of three years effective as of January 1, 2018, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 90 days before this date. In January 2019, we paid a $800,000 discretionary bonus to Mr. Malamed for 2018, which is reflected in the Summary Compensation Table above. Mr. Malamed also had $275,000 of retention awards paid in 2017 and 2018 that vested on December 31, 2018 as described in the Summary Compensation Table above.

Brett H. Kaufman has served as our senior vice president and chief financial officer under the terms of an employment agreement providing for a $350,000 annual base salary (increased to $375,000 effective January 2019). He is also eligible for a discretionary bonus, which was $450,000 for 2018 and is reflected in the Summary Compensation Table above, and payment of health and dental insurance premiums. The current term of the agreement with Mr. Kaufman, which automatically renews for successive one-year periods unless terminated by either party upon 60 days’ written notice prior to the expiration of the then current term, is through December 31, 2019.

Joseph Giovanniello serves as our senior vice president-corporate and regulatory affairs and also serves as senior vice president and general counsel of Ladenburg Thalmann & Co. Inc. Under his employment agreement, Mr. Giovanniello receives an annual base salary of $325,000 (increased to $350,000 effective January 2019), payment of health and dental insurance premiums and a discretionary bonus. In January 2019, we paid a $450,000 discretionary bonus to Mr. Giovanniello for 2018, which is reflected in the Summary Compensation Table above. Mr. Giovanniello also had $100,000 of retention awards paid in 2017 and 2018 that vested on December 31, 2018 as described in the Summary Compensation Table above. The current term of the agreement with Mr. Giovanniello, which automatically renews for successive one-year periods unless terminated by either party upon 60 days’ written notice prior to the expiration of the then current term, is through December 31, 2019.

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For more information regarding the employment agreements of our Named Executive Officers, see the section entitled “Potential Termination or Change in Control Payments” below.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of the annual total compensation of Richard J. Lampen, our chief executive officer, to the annual total compensation of our median employee (excluding the chief executive officer).

The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u). The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

We identified our median employee from all full-time, part-time, and temporary workers who were included as employees on our payroll records as of a determination date of December 31, 2018, based on total taxable earnings during 2018 (excluding the chief executive officer). For employees hired during the year, their compensation was annualized to reflect a full year of wages. The median employee identified by this compensation measure had anomalous compensation characteristics and was substituted with a similarly situated employee with a materially equivalent compensation level.

The 2018 annual total compensation as determined under Item 402 of Regulation S-K for our chief executive officer was $3,115,271, as reported in the Summary Compensation Table of this proxy statement. The 2018 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $65,000. The ratio of our chief executive officer’s annual total compensation to our median employee’s annual total compensation for fiscal year 2018 is 48 to 1.

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Grants of Plan-Based Awards in 2018

The following table shows grants made to our Named Executive Officers in 2018. The grant date fair value of option awards or awards of restricted stock may not be realized by the individuals.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards (2) ($)
Richard Lampen	1/12/2018	325,000	—	—	1,043,250
Mark Zeitchick	1/12/2018	325,000	—	—	1,043,250
Adam Malamed	1/12/2018	200,000	—	—	642,000
Brett Kaufman	1/12/2018	50,000	—	—	160,500
Joseph Giovanniello	1/12/2018	50,000	—	—	160,500

(1)	Represents restricted stock granted on January 12, 2018.

(2)

Represents the aggregate grant date fair value of stock options and restricted stock granted for the year ended December 31, 2018 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the officer. Assumptions used in the calculation of the grant date fair value of stock options are included in note 18 to our audited financial statements for the year ended December 31, 2018 included in the 10-K. The FASB ASC Topic 718 amounts from these grants may never be realized.

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Outstanding Equity Awards at December 31, 2018

The following table summarizes the outstanding option awards and unvested awards of restricted stock held by our Named Executive Officers at December 31, 2018.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested #		Market Value of Shares or Units of Stock that have not vested $	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)	Equity Incentive Plan Awards: Mkt or payout value of unearned shares, units or other rights that have not vested ($)
Richard J. Lampen	600,000	—		—	0.90	01/14/2020				—	—
	600,000	—		—	1.28	03/02/2021				—	—
	600,000	—		—	2.80	01/31/2022				—	—
	300,000	—		—	1.40	01/28/2023				—	—
	400,000	—		—	3.25	01/17/2024				—	—
	150,000	50,000	(1)	—	4.25	01/20/2025				—	—
	100,000	100,000	(2)	—	2.65	01/14/2026				—	—
							50,000	(3)	116,500	—	—
							125,000	(4)	291,250	—	—
							206,250	(5)	480,563	—	—
							325,000	(6)	757,250	—	—
Mark Zeitchick	600,000	—		—	0.90	01/14/2020				—	—
	600,000	—		—	1.28	03/02/2021				—	—
	600,000	—		—	2.80	01/31/2022				—	—
	300,000	—		—	1.40	01/28/2023				—	—
	400,000	—		—	3.25	01/17/2024				—	—
	150,000	50,000	(1)	—	4.25	01/20/2025				—	—
	100000	100,000	(2)	—	2.65	01/14/2026				—	—
							50,000	(3)	116,500	—	—
							125,000	(4)	291,250	—	—
							206,250	(5)	480,563	—	—
							325,000	(6)	757,250	—	—
Adam Malamed	200,000	—		—	0.90	01/14/2020				—	—
	200,000	—		—	1.28	03/02/2021				—	—
	200,000	—		—	2.80	01/31/2022				—	—
	100,000	—		—	1.40	01/28/2023				—	—
	135,000	—		—	3.25	01/17/2024				—	—
	37,500	12,500	(1)	—	4.25	01/20/2025				—	—
	25,000	25,000	(2)	—	2.65	01/14/2026				—	—
							31,250	(3)	72,813	—	—
							62,500	(4)	145,625	—	—
							112,500	(5)	262,125	—	—
							200,000	(6)	466,000	—	—
Brett H. Kaufman	50,000	—		—	0.90	01/14/2020				—	—
	125,000	—		—	1.28	03/02/2021				—	—
	125,000	—		—	2.80	01/31/2022				—	—
	62,500	—		—	1.40	01/28/2023				—	—
	72,500	—		—	3.25	01/17/2024				—	—
							10,000	(3)	23,300	—	—
							20,000	(4)	46,600	—	—
							30,000	(5)	69,900	—	—
							50,000	(6)	116,500	—	—
Joseph Giovanniello	50,000	—		—	0.90	01/14/2020				—	—
	50,000	—		—	1.28	03/02/2021				—	—
	50,000	—		—	2.80	01/31/2022				—	—
	25,000	—		—	1.40	01/28/2023				—	—
	30,000	—		—	3.25	01/17/2024				—	—
							10,000	(3)	23,300	—	—
							20,000	(4)	46,600	—	—
							30,000	(5)	69,900	—	—
							50,000	(6)	116,500	—	—

(1)	These options vested on January 20, 2019.

(2)	These options vest in two equal annual installments beginning on January 14, 2019.

(3)	These shares of restricted stock vested on January 20, 2019.

(4)	These shares of restricted stock vest in two equal installments beginning on January 14, 2019.

(5)	These shares of restricted stock vest in three equal installments beginning on January 13, 2019.

(6)	These shares of restricted stock vest in four equal installments beginning on January 12, 2019.

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Option Exercises and Stock Vested

The following table sets forth information regarding the exercise of stock options and vesting of restricted stock for our Named Executive Officers during 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard J. Lampen	600,000	792,000	181,250	580,813
Mark Zeitchick	600,000	792,000	181,250	580,813
Adam Malamed	150,000	198,000	100,000	319,844
Brett H. Kaufman	150,000	192,000	30,000	95,850
Joseph Giovanniello	15,000	21,825	30,000	95,850

(1)	Represents the difference between the exercise price and the market price of the common stock on the date of exercise for each option.

Pension Benefits

We do not provide pension benefits to our Named Executive Officers.

Nonqualified Deferred Compensation

We do not maintain defined contribution or other plans providing for the deferral of compensation on a basis that is not tax qualified.

Qualified Employee Stock Purchase Plan

On November 6, 2002, our shareholders approved the QESPP, under which a total of 5,000,000 shares of our common stock are available for issuance. On November 1, 2006, our shareholders approved an amendment to increase the number of shares available for issuance under the plan to 10,000,000 shares. In September 2012, our shareholders approved the amendment and restatement of the QESPP. Under this stock purchase plan, as currently administered by the compensation committee, all full-time employees may use a portion of their salary to acquire shares of our common stock during designated periods. Designated periods have been initially set at three months long and commence on January 1st, April 1st, July 1st and October 1st of each year and end on March 31st, June 30th, September 30th and December 31st of each year. On the first day of each such period, known as the “date of grant,” each participating employee is automatically granted an option to purchase shares of our common stock to be automatically exercised on the last trading day of the three-month purchase period comprising an option period. The last trading day of an option period is known as an “exercise date.” On the exercise date, amounts withheld during the period are applied to purchase shares from us for the participating employees. The purchase price under the QESPP is currently 95% of the last sale price of our common stock on the exercise date. As of December 31, 2018, 5,199,006 shares of common stock had been issued under the QESPP.

Potential Termination or Change in Control Payments

As of December 31, 2018, Richard Lampen, Mark Zeitchick, Adam Malamed, Brett H. Kaufman and Joseph Giovanniello had employment agreements with us that provide for potential payments in the event of their termination. Under each of Mr. Lampen’s, Mr. Zeitchick’s and Mr. Malamed’s employment agreements, if the agreements are terminated by the Company without “Cause” or by the executive for “Good Reason” (as each such term is defined in the agreements), or in the event of the executive’s death or disability, or in the case of Mr. Lampen, in the event of retirement (at age 66 or older), the executives will be entitled to a severance period (24 months in the case of Mr. Lampen and 18 months in the case of Messrs. Zeitchick and Malamed) in which the executive will continue to be paid his base salary, bonuses and benefits, in addition to having all stock awards immediately vest upon termination; provided, however, that in the case of Mr. Lampen’s retirement, the Company shall have the option of paying the salary and bonus in shares of the Company’s common stock. The total estimated payment in the event Mr. Lampen’s employment had been terminated on December 31, 2018 for the reasons set forth above would have been approximately $5,789,604. The total estimated payment in the event Mr. Zeitchick’s employment had been terminated on December 31, 2018 for the reasons set forth above would have been approximately $4,719,852. The total estimated payment in the event Mr. Malamed’s employment had been terminated on December 31, 2018 for the reasons set forth above would have been approximately $3,268,904.

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If termination occurs within two years after any “Change in Control” (as defined in the agreements), the executive shall be paid a lump sum payment equal to a number of months multiplied by the executive’s base salary and bonuses (such number of months being 24 months in the case of Mr. Lampen and 18 months in the case of Messrs. Zeitchick and Malamed). Additionally, if a “Change in Control” occurs within twelve months after termination of employment by the Company without “Cause” or by the executive with “Good Reason,” the Company’s remaining severance period payment obligations shall instead be paid in one lump sum. The total estimated payment in the event Mr. Lampen’s employment had been terminated on December 31, 2018 as a result of a “Change in Control” would have been approximately $5,789,604. The total estimated payment in the event Mr. Zeitchick’s employment had been terminated on December 31, 2018 as a result of a “Change in Control” would have been approximately $4,719,852. The total estimated payment in the event Mr. Malamed’s employment had been terminated on December 31, 2018 as a result of a “Change in Control” would have been approximately $3,268,904.

If terminated by the Company for “Cause” or by executive without “Good Reason,” the executive will be entitled only to any salary and expense reimbursement owed to him through the date of termination.

Each of Messrs. Lampen’s, Zeitchick’s and Malamed’s employment agreements defines “Cause,” “Disability,” “Good Reason” and “Change in Control” as follows:

●	Cause means: (i) having been convicted of or entered a plea of nolo contendere with respect to a criminal offense constituting a felony; (ii) having committed in the performance of his duties under the agreement one or more acts or omissions constituting fraud, dishonesty, or willful injury to us which results in a material adverse effect on our business, financial condition or results of operations; (iii) having committed one or more acts constituting gross neglect or willful misconduct which results in a material adverse effect on our business, financial condition or results of operations; (iv) having willfully or knowingly exposed us to criminal liability substantially caused by the executive which results in a material adverse effect on our business, financial condition or results of operations; or (v) having failed, after written warning from our board of directors specifying in reasonable detail the breach(es) complained of, to substantially perform his duties under the agreement (excluding, however, any failure to meet any performance targets or to raise capital or any failure as a result of an approved absence or any mental or physical impairment that could reasonably be expected to result in a “Disability”).

●	Disability means: mental or physical impairment or incapacity rendering such executive substantially unable to perform his duties under the agreement for more than 180 days out of any 360-day period during his employment period.

●	Good Reason means: (i) a material diminution of such executive’s duties and responsibilities provided in the agreement, including, without limitation, the failure to elect or re-elect such executive to the same office and as a member of our board of directors or the removal of such executive from any such position, (ii) a reduction of such executive’s base salary or target bonus opportunity as a percentage of base salary, (iii) any material breach of any material provision of the agreement by us, (iv) relocation of his office location from the Miami, Florida metropolitan area, (v) a change in such executive’s reporting relationship; and (vi) the failure of a successor to all or substantially all of our business and/or assets to promptly assume and continue our obligations under the agreement, whether contractually or as a matter of law, within 15 days of such transaction.

●	Change in Control means the occurrence of: (i) any “person” (as such term is defined in the Exchange Act and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act), other than Dr. Phillip Frost, any member of his immediate family, and any “person” or “group” (as used in Section 13(d)(3) of the Exchange Act) that is controlled by Dr. Frost or any member of his immediate family, any beneficiary of the estate of Dr. Frost, or any trust, partnership, corporate or other entity controlled by any of the foregoing, is or becomes, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 50% or more of the combined voting power of our outstanding securities eligible to vote for election of our board of directors; or (ii) the individuals who, as of the date of the Agreement, were members of our board of directors (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Incumbent Board; provided, however, that if either the election of any new director or the nomination for election of any new director was approved by a vote of more than two-thirds of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest or proxy contest; or (iii) consummation of a reorganization, merger or consolidation, sale, disposition of all or substantially all of our assets or stock or any other similar corporate event, in each case, unless following such event, (a) all or substantially all of the individuals or entities who were the beneficial owners, respectively, of our voting stock entitled to vote generally in the election of directors immediately prior to such event beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding voting securities entitled to vote generally in the election of our directors, as the case may be, of the corporation resulting from such event and (b) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for the event constitute at least a majority of the members of the board of directors of the relevant surviving corporation.

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Under Mr. Kaufman’s employment agreement, we are required to pay Mr. Kaufman a severance amount equal to his annual base salary ($350,000 at December 31, 2018) due to his termination by us without “Cause” or by him for “Good Reason”. In the event that Mr. Kaufman’s employment is terminated due to death or “Disability,” Mr. Kaufman will be entitled to receive a pro-rata bonus for the year of termination based on his bonus for the prior year ($450,000 in the case of any termination in 2019). Also, Mr. Kaufman and his family will be entitled to receive company paid health and dental benefits for a period of up to 18 months following any termination due to death, “Disability”, without “Cause” or with “Good Reason” (approximately $59,120 at December 31, 2018). The total estimated payment in the event Mr. Kaufman’s employment had been terminated on December 31, 2018 without “Cause” or for “Good Reason” was $409,120. The total estimated payment in the event Mr. Kaufman’s employment had been terminated on December 31, 2018 as a result of his death or disability was approximately $509,120.

Mr. Kaufman’s employment letter defines “Cause”, “Disability” and “Good Reason” as follows:

●	Cause means: (i) conviction of, or the entry of a plea of guilty or nolo contendere to, a felony, (ii) alcoholism or drug addiction which materially impairs Mr. Kaufman’s ability to perform his duties, (iii) continued, intentional and willful failure to substantially and materially perform his material duties and responsibilities after receipt of written notice and failure to cure within 30 days of such notice, (iv) willful and deliberate misconduct that results, or is reasonably likely to result, in material and demonstrative harm to us or our subsidiaries or affiliates, or (v) substantial impairment from performing his duties for a period of longer than 60 consecutive days or more than 120 days as a result of an action taken by a regulatory body or self-regulatory agency.

●	Disability means that Mr. Kaufman, as a result of incapacity due to physical or mental illness, has been substantially unable to perform his normal duties for an entire period of six consecutive months, and has not returned to the substantial performance of his duties on a full-time basis within 30 days after written notice of termination is given by us after such six-month period.

●	Good Reason means: (i) a material diminution in duties or responsibilities, (ii) failure to appoint or elect Mr. Kaufman as our senior vice president and chief financial officer or his removal from such position, (iii) a reduction in his base salary, (iv) relocation of his office to a location outside of Miami, Florida (other than in connection with travel necessary to perform his duties), or (v) a material breach by us of his employment letter, an indemnification agreement between us or any equity agreement between us, including, without limitation, the failure of any successor to all or substantially all of our assets to assume our obligations under the employment letter and the indemnification agreement.

Under Mr. Giovanniello’s employment agreement, we are required to pay Mr. Giovanniello a severance amount equal to his annual base salary ($325,000 at December 31, 2018) due to his termination by us without “Cause” or by him for “Good Reason”. In the event that Mr. Giovanniello’s employment is terminated due to death or “Disability”, Mr. Giovanniello will be entitled to receive a pro-rata bonus for the year of termination based on his bonus for the prior year ($550,000 in the case of any termination in 2019). Also, Mr. Giovanniello and his family will be entitled to receive company paid health and dental benefits for a period of up to 18 months following any termination due to death, “Disability”, without “Cause” or with “Good Reason” (approximately $58,329 at December 31, 2018). The total estimated payment in the event Mr. Giovanniello’s employment had been terminated on December 31, 2018 without “Cause” or for “Good Reason” was $383,329. The total estimated payment in the event Mr. Giovanniello’s employment had been terminated on December 31, 2018 as a result of his death or disability was approximately $608,663.

Mr. Giovanniello’s employment letter defines “Cause”, “Disability” and “Good Reason” as follows:

●	Cause means: (i) conviction of, or the entry of a plea of guilty or nolo contendere to, a felony, (ii) alcoholism or drug addiction which materially impairs Mr. Giovanniello’s ability to perform his duties, (iii) continued, intentional and willful failure to substantially and materially perform his material duties and responsibilities hereunder after receipt of written notice and failure to cure within 30 days of such notice, (iv) willful and deliberate misconduct that results, or is reasonably likely to result, in material and demonstrative harm to us or our subsidiaries or affiliates or (v) substantial impairment from performing his duties for a period of longer than sixty (60) consecutive days or more than 120 days as a result of an action against taken by a regulatory body or self-regulatory agency.

●	Disability means that Mr. Giovanniello, as a result of incapacity due to physical or mental illness, has been substantially unable to perform his normal duties for an entire period of six consecutive months, and has not returned to the substantial performance of his duties on a full-time basis within 30 days after written notice of termination is given by us after such six-month period.

●	Good Reason means: (i) a material diminution in duties or responsibilities, (ii) removal of Mr. Giovanniello as our senior vice president-corporate and regulatory affairs, (iii) a reduction in his base salary, (iv) relocation of his office to a location outside of New York City (other than in connection with travel necessary to perform his duties), or (v) a material breach by us of his employment letter, an indemnification agreement between us or any equity agreement between us, including, without limitation, the failure of any successor to all or substantially all of our assets to assume our obligations under the employment letter and the indemnification agreement.

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Also, certain of our option and restricted stock agreements contain clauses that provide that in the event of a change in control of our company, or upon the death or disability of the option holder or upon the termination of the option holder without cause or for good reason, all stock options or shares of restricted stock under such an agreement become fully vested. The unrealized value of in-the-money unvested stock options and unvested restricted stock subject to accelerated vesting are shown below as potential payments to the Named Executive Officers. The unrealized value was calculated by multiplying the number of unvested shares under “Outstanding Equity Awards at December 31, 2018” above by the closing price of a share of common stock on December 31, 2018 ($2.33), then, in the case of options, deducting the aggregate exercise price of the unvested stock options.

Name	Change-in- Control ($)	Death ($)	Disability ($)	Termination by Company without Cause or by Named Executive Officer with Good Reason ($)
Richard J. Lampen	1,645,562	1,645,562	1,645,562	1,645,562
Mark Zeitchick	1,645,562	1,645,562	1,645,562	1,645,562
Adam Malamed	946,562	946,562	946,562	946,562
Brett H. Kaufman	256,300	256,300	256,300	256,300
Joseph Giovanniello	256,300	256,300	256,300	256,300

Director Compensation

Directors who are also employees receive no additional compensation for serving as directors. Each of our non-employee directors receives annual director fees of $50,000 (increased to $75,000 effective as of January 1, 2019), payable in quarterly installments. Audit committee, compensation committee and nominating and corporate governance committee members each receive an additional annual fee of $10,000, $5,000 and $5,000, respectively. In addition, effective as of January 1, 2019, non-employee members of the executive committee receive an additional annual fee of $50,000. The lead independent director receives an additional annual fee of $150,000. The chair of each of the audit, compensation and nominating and corporate governance committees receives an additional annual fee of $10,000. Upon their election or re-election, as the case may be, we grant our non-employee directors 30,000 shares of restricted stock under our 2009 Plan, with such shares vesting over a two-year period, subject to earlier vesting upon death, disability or a change of control of the Company. We also reimburse directors for costs incurred in attending board and committee meetings.

In addition, for 2018, we paid a discretionary bonus of $1,525,000 in January 2019 to Howard Lorber, our vice-chairman, based on the contributions made by him to the growth of our business, including through recruiting, acquisitions and development of client relationships

The following table summarizes director compensation for 2018. Compensation for directors who are also Named Executive Officers is included in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards ($)	Total ($)
Henry C. Beinstein	80,000	110,400	—	190,400
Glenn C. Davis (2)	15,000	75,300		90,300
Phillip Frost, M.D. (3)	112,500	110,400	—	222,900
Brian S. Genson	55,000	110,400	—	165,400
Saul Gilinski (4)	45,000	110,400	—	155,400
Dr. Richard M. Krasno	220,000	110,400	—	330,400
Howard M. Lorber	1,575,000	110,400	—	1,685,400
Jeffrey S. Podell (5)	45,000	110,400	—	155,400
Jacqueline M. Simkin	80,000	110,400	—	190,400

(1)	Represents the aggregate grant date fair value of restricted stock granted for the year ended December 31, 2018 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the director. The FASB ASC Topic 718 amounts from these grants may never be realized by the director.

(2)	Mr. Davis was appointed to the board of directors on October 2, 2018.

(3)	Dr. Frost retired as chairman of the board of directors and as a director on September 20, 2018.

(4)	Mr. Gilinski resigned from the board of directors on September 27, 2018.

(5)	Mr. Podell served on the board of directors until his death in August 2018.

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The aggregate number of outstanding option awards and shares of restricted stock held by each of our non-executive directors at December 31, 2018 was as follows:

Name	Aggregate Number of Option Awards	Aggregate Number of Stock Awards
Henry C. Beinstein	290,000	60,000
Glenn C. Davis	—	30,000
Brian S. Genson	310,000	60,000
Richard Krasno, M.D.	310,000	60,000
Howard M. Lorber	3,210,000	60,000
Jacqueline M. Simkin	290,000	60,000

Compensation Committee Interlocks and Insider Participation

During 2018, each of Henry C. Beinstein, Brian S. Genson, Dr. Richard Krasno and Jacqueline M. Simkin served on our compensation committee, with Dr. Krasno serving as chairman. No member of the compensation committee during 2018 was an officer, employee or former officer of ours or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock and would require disclosure pursuant to SEC rules and regulations. None of our executive officers served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure pursuant to SEC rules and regulations.

Equity Compensation Plan Information

The following table contains information at December 31, 2018 regarding our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	20,847,039	$0.64	24,133,971	(1)

(1)	Consists of 7,412,868 shares available for future issuance under our 1999 Plan and 16,721,103 under the 2009 Plan.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Policy

In accordance our audit committee charter and our written related party transactions policy, our audit committee reviews and approves or ratifies all related party transactions to the extent we enter into such transactions. In addition, our Code of Business Conduct and Ethics requires us to avoid related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by our audit committee. Related-party transactions are defined as transactions in which:

●	the aggregate amount involved is expected to exceed $120,000 in any calendar year;

●	we or any of our subsidiaries is a participant; and

●	any related person has or will have a material interest.

Our related party transactions policy defines a related person as any of the following: (a) our affiliates, (b) entities for which investments in their equity securities would be required to be accounted for by the equity method, absent the election of the fair value option subsection of FASB ASC Section 825-10-15, (c) employee benefit plans and the related trusts which are managed by or under the trusteeship of management, (d) our principal owners and management and members of their immediate families, (e) other parties with which we may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests, (f) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interest, (g) our directors and director nominees, (h) our executive officers, (i) a five percent or greater beneficial owner of our common stock and (j) an immediate family member of the persons listed in clauses (g), (h) or (i).

A conflict of interest can arise when a person takes actions or has interests that may make it difficult for such person to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position. The audit committee considers all relevant factors when determining whether to approve a related party transaction, including:

●	whether the transaction is on terms no less favorable to us than terms generally available to us from an unaffiliated third-party under the same or similar circumstances; and

●	the extent of the related party’s interest in the transaction.

A director may not participate in the approval of any transaction in which he or she is a related party, but must provide the audit committee with all material information concerning the transaction. Also, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire annually that elicits information about related-party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director or officer.

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Related Party Transactions

Effective as of December 24, 2018, our $40,000,000 revolving credit agreement with Frost Gamma Investments Trust (“Frost Gamma”), an entity affiliated with Dr. Phillip Frost, our former chairman and former principal shareholder, was terminated. No borrowings occurred under the credit agreement during 2018, and we did not incur any early termination penalties in connection with the termination.

From time to time, our subsidiary, Ladenburg Thalmann & Co. Inc., provides investment banking services in the ordinary course on customary terms to companies in which certain of our directors may be directors and/or shareholders.

In September 2006, we entered into a management services agreement with Vector Group under which Vector Group agreed to make available to us the services of Richard J. Lampen, Vector Group’s executive vice president, to serve as our president and chief executive officer and to provide certain other financial, tax and accounting services, including assistance with complying with Section 404 of the Sarbanes-Oxley Act of 2002 and assistance in the preparation of tax returns. In consideration for such services, we currently pay Vector Group an $850,000 annual fee plus any direct, out-of-pocket costs, fees and other expenses incurred by Vector Group or Mr. Lampen in providing such services, and have agreed to indemnify Vector Group for any liabilities arising out of the provision of the services. We paid $850,000 in 2018 to Vector Group under this agreement, and the agreement has continued for 2019. The agreement is terminable by either party upon 30 days’ prior written notice.

In February 2018, we extended our office lease with Frost Real Estate Holdings, LLC, an entity affiliated with Dr. Phillip Frost, for the five-year period expiring in February 2023. The lease relates to space in an office building in Miami, Florida where our principal executive offices and a branch office of Ladenburg Thalmann & Co. Inc. are located. Rental payments for 2018 amounted to approximately $565,000. The lease provides for aggregate payments during the remaining term of approximately $2,301,000 and minimum annual payment of $460,000.

In October 2015, Investacorp, Inc. extended its office lease with Frost Real Estate Holdings, LLC for a five-year lease ending in September 2020. The lease provides for aggregate payments during the five-year term of approximately $2,420,000 and minimum annual payments of $484,000. The lease relates to space in the same office building in Miami, Florida, where our principal executive offices and a branch office of Ladenburg Thalmann & Co. Inc. are located. Rental payments for 2018 amounted to approximately $522,000. We received the advice of a commercial real estate firm at the time we entered into the original lease that the lease terms were as fair as could have been obtained from an unaffiliated third party.

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Ladenburg Thalmann & Co. Inc. employs Steven Zeitchick, the brother of Mark Zeitchick, a director and our executive vice president. In 2018, Steven Zeitchick received approximately $360,000 in compensation. It is anticipated that Steven Zeitchick will receive in excess of $200,000 in compensation from us in 2019.

Mr. Dan Sachar, who is the son-in-law of Richard Lampen, our chairman, president and chief executive officer, is our vice president, enterprise innovation. Mr. Sachar’s total compensation for 2018 was approximately $363,000, which includes his base salary, annual cash bonus, equity awards and 401(k) matching contributions for 2018.

One of our wholly owned subsidiaries, Securities Service Network, LLC (“SSN”), has an operating lease for office facilities with Cogdill Capital LLC, an entity in which SSN’s Chief Executive Officer and Chief Financial Officer are members who own a minority percentage of such entity. The lease expires in March 2020. Rent expense under such lease amounted to $293,000 in 2018.

We are a party to an agreement with Castle Brands Inc. under which we provide certain administrative, legal and financial services to Castle. Richard Lampen, our chairman, president and chief executive officer is also the president and chief executive officer of Castle and various of our directors serve as directors of Castle. We were paid $233,000 under this agreement in 2018.

In January 2019, Michael Liebowitz joined our board of directors. Mr. Liebowitz is president and CEO of Harbor Group, and owned 50% of the equity interests in Harbor Group until the sale of Harbor Group in September 2018. During the year ended December 31, 2018, Harbor Group was paid by unaffiliated insurance carriers approximately $884,000 in brokerage commissions for placing policies covering us and our subsidiaries. Mr. Liebowitz did not receive any direct compensation from us during the year ended December 31, 2018.

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OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of these forms furnished to us and representations made to us that no other reports were required, we are not aware of any late or delinquent filings required under Section 16(a) with respect to the fiscal year ended December 31, 2018.

Independent Auditors

EisnerAmper LLP

For the fiscal years ended December 31, 2018 and 2017, EisnerAmper LLP served as our independent registered certified public accounting firm. A representative from EisnerAmper LLP is expected to attend the annual meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders.

EisnerAmper LLP billed us the following amounts for professional services rendered for 2018 and 2017:

	2018	2017
Audit fees	$2,107,000	$2,233,000
Audit-related fees	153,000	45,000
Tax fees	—	—
All other fees	—	—

Total fees	$2,260,000	$2,278,000

Audit Fees include fees for services performed by EisnerAmper LLP relating to the integrated audit of our consolidated annual financial statements and internal control over financial reporting, the review of financial statements included in our quarterly reports on Form 10-Q and statutory and regulatory filings or engagements.

Audit-Related Fees would include fees for assurance and related services performed by EisnerAmper LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees”.

Tax Fees would include fees for professional services rendered by EisnerAmper LLP for tax compliance, tax advice and tax planning.

All Other Fees include fees for products and services provided by EisnerAmper LLP, other than the services reported above.

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Audit Committee Pre-Approval Policy

Our audit committee pre-approves the engagement of EisnerAmper LLP to render audit and non-audit services. Our audit committee approved all of the fees referred to in the sections entitled “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above.

Submission of Shareholder Proposals and Nominations

Shareholder proposals or nominations to be presented at our 2020 annual meeting of shareholders must be received by us no later than January 1, 2020 and must otherwise comply with applicable SEC requirements to be considered for inclusion in the proxy statement and proxy for our 2020 annual meeting. Each proposal should include the exact language of the proposal, a brief description of the matter and the reasons for the proposal, the name and address of the shareholder making the proposal and the disclosure of that shareholder’s number of shares of common stock owned, length of ownership of the shares, representation that the shareholder will continue to own the shares through the shareholder meeting, intention to appear in person or by proxy at the shareholder meeting and material interest, if any, in the matter being proposed.

Shareholder nominations for persons to be elected as directors should include the name and address of the shareholder making the nomination, a representation that the shareholder owns shares of common stock entitled to vote at the shareholder meeting, a description of all arrangements between the shareholder and each nominee and any other persons relating to the nomination, the information about the nominees required by the Exchange Act and a consent to nomination of the person so nominated.

Shareholder proposals and nominations should be addressed to Ladenburg Thalmann Financial Services Inc., Attention: Corporate Secretary, 277 Park Avenue, 26th Floor, New York, New York 10172.

There have been no material changes to the procedures by which security holders may recommend nominees to our board of directors since we last disclosed such procedures in our definitive proxy statement on Schedule 14A, filed with the SEC on May 19, 2014.

Any proposal submitted with respect to our 2020 annual meeting of shareholders that is submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered timely if we receive written notice of that proposal not fewer than 45 days prior to the first anniversary of the date on which we first mailed this proxy statement. However, if the date of our 2020 annual meeting of shareholders is changed by more than 30 days from the date of our 2019 annual meeting of shareholders, then the notice and proposal will be considered untimely if it is not received at least a reasonable time before we mail the proxy statement in respect of our 2020 annual meeting.

Communications with our Board of Directors

Shareholders and interested parties may communicate with our board of directors, any committee chairperson, our lead independent director or our non-management directors as a group by writing to the board or committee chairperson in care of Ladenburg Thalmann Financial Services Inc., Attention: Corporate Secretary, 277 Park Avenue, 26th Floor, New York, New York 10172. Written communications received by the corporate secretary are reviewed for appropriateness. The corporate secretary, in accordance with company policy, at his discretion may elect not to forward items that are deemed commercial, frivolous or otherwise inappropriate for consideration by the board of directors. In such cases, correspondence may be forwarded elsewhere for review and possible response.

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Discretionary Voting of Proxies

Under SEC Rule 14a-4, our management may exercise discretionary voting authority under proxies it solicits and obtains for our 2020 annual meeting of shareholders with respect to any proposal presented by a shareholder at such meeting, without any discussion of the proposal in our proxy statement for such meeting, if we do not receive notice of such proposal at our principal office in Miami, Florida, prior to March 16, 2020.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 13, 2019

This proxy statement and the 2018 Annual Report are available at https://materials.proxyvote.com/50575Q.

Other Business

We are not aware of any other business to be presented at the annual meeting. If matters not described herein should properly come before the annual meeting, the persons named in the accompanying proxy will use their discretion to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Richard J. Lampen
Chairman, President and CEO

Miami, Florida

April 30, 2019

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LADENBURG THALMANN FINL SVCS INC.
4400 BISCAYNE BLVD., 12TH FLOOR
MIAMI, FL 33137

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/12/2019 for shares held directly and by 11:59 P.M. ET on 06/10/2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/12/2019 for shares held directly and by 11:59 P.M. ET on 06/10/2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Henry C. Beinstein
02 Glenn C. Davis
03 Brian S. Genson
04 Dr. Richard M. Krasno
05 Richard J. Lampen
06 Michael S. Liebowitz
07 Howard M. Lorber
08 Adam Malamed
09 Jacqueline M. Simkin
10 Mark Zeitchick

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Advisory approval of the compensation of our named executive officers ("say on pay").	☐	☐	☐
3. Approval of the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2019.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 4.

	For	Against	Abstain
4. To consider, if properly presented, a shareholder proposal regarding majority voting in uncontested director elections.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000421518_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com

Ladenburg Thalmann Financial Services Inc.
Proxy Solicited By The Board Of Directors
for Annual Meeting To Be Held on June 13, 2019

The undersigned shareholder(s) of **Ladenburg Thalmann Financial Services Inc.**, a Florida corporation ("Company"), hereby appoints Richard J. Lampen, Mark Zeitchick and Brett H. Kaufman, or any of them, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to vote the shares standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on June 13, 2019 and at all adjournments thereof. This proxy will be voted in accordance with the instructions given below. If no instructions are given, this proxy will be voted **FOR** the Election of Directors, **FOR** proposals 2 and 3 and **AGAINST** proposal 4.

Continued and to be signed on reverse side

0000421518_2 R1.0.1.18